Exhibit 10.1
EXECUTION VERSION

ASSET PURCHASE AGREEMENT
By and Among
IVY STEEL & WIRE, INC.,
as the Seller
OLDCASTLE BUILDING PRODUCTS, INC.,
as the Guarantor
and
INSTEEL WIRE PRODUCTS COMPANY
as the Buyer
Dated as of November 19, 2010

i

TABLE OF CONTENTS
(Continued)

ii

TABLE OF CONTENTS
(Continued)

iii

ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT, dated as of November 19, 2010 (this “Agreement”), between Ivy Steel & Wire, Inc., a Delaware corporation (the “Seller”), Oldcastle Building Products, Inc., a Delaware corporation (the “Guarantor”) and Insteel Wire Products Company, a North Carolina corporation (the “Buyer”).
RECITALS
     A. The Seller is engaged in the business of producing steel wire and welded wire reinforcement products (the “Business”).
     B. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, certain assets of the Business used in the operation of the Business at the St. Joseph Facility, the Jacksonville Facility, the Hazleton Facility, the Kingman Facility, the Aldine Facility and the Tampa Facility, and in connection therewith the Buyer is willing to assume certain liabilities and obligations of the Seller relating thereto as set forth in this Agreement, all upon the terms and subject to the conditions set forth herein.
AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Certain Defined Terms. For purposes of this Agreement:
     “action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.
     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
     “Aldine Facility” means that separate facility of the Seller located at 12800 Aldine Westfield Road, Houston, Texas 77039.
     “Aldine Lease” means that certain lease agreement related to the Aldine Facility real estate, dated April 11, 2005 between MMI Products, Inc. and GSL Partners Sub Eight, L.P., as amended.
     “Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, the Houston Aldine Property Sublease, the Protocol Agreement, the Guaranty Agreement and the Real Estate Documents.

     “Assignment and Assumption Agreement” means an instrument of assignment and assumption substantially in the form attached hereto as Exhibit A pursuant to which the Seller shall assign to the Buyer and the Buyer shall assume all of the Assumed Liabilities.
     “Bill of Sale” means a bill of sale substantially in the form attached hereto as Exhibit B transferring to the Buyer all of the Transferred Assets.
     “Books Accounts Payable” means accounts 2010-0000 (Accounts Payable-Trade), 2010-0001 (Accounts Payable — Outstanding Checks), 2025-0000 (A/P — Manual Accruals), 2029-0000 (A/P — BOA P-card Clearing Account), 2020-0001 (A/P — PO System Accruals), 2030-0000 (A/P — Freight Clearing), 2031-0000 (A/P- Freight on Rod), 2045-0000 (A/P-Other) and 2045 —0004 (A/P — Wire Scrap).
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Georgia.
     “Business Employees” means those individuals listed on Schedule 5.1. In addition, solely for purposes of Section 5.1(b) and Section 2.4(b), employees at the Tampa Facility shall be treated as Business Employees.
     “Buy American Law” means the Buy American Act, 41 U.S.C. §§ 10a-10d, the Buy America Act, 49 U.S.C. §5323(j), the Trade Agreements Act, 19 U.S.C. §§ 2501-2582, Division A, Section 1605 of the American Recovery and Reinvestment Act of 2009, the False Claims Act, 31 U.S.C. §§3729-3733, and the Fraud Enforcement and Recovery Act of 2009, and 23 U.S.C. §313 all as amended, and all rules and regulations related thereto or issued thereunder, and any similar federal, state or local law respecting the design, construction, production, content, manufacture, distribution, marketing or sale of goods.
     “Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.
     “Code” means the Internal Revenue Code of 1986, as amended through the date hereof.
     “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.
     “delivery” including the term “delivered” means delivery of a physical or electronic version, either in Person, by mail, delivery service, electronic transmission or providing access to such item in a mutually agreed upon location, such as a physical or electronic data room.
     “Domestic Content Liabilities” means any losses, damages, liabilities, claims, awards, judgments, penalties, costs and expenses (including, without limitation, costs of investigating, preparing or defending applicable claims or proceedings and reasonable legal fees, consulting fees and disbursements), as and when incurred by such parties and whether or not related to a

Third Party Claim arising out of or resulting from the non-compliance, compliance or alleged non-compliance of the Seller or any Affiliate of the Seller with any Buy American Law (including any of the foregoing that constitute punitive, consequential, indirect, special or incidental damages or liabilities, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity); provided that the Seller is not responsible for the Buyer’s misuse or inappropriate sale of any properly labeled products.
     “Employee Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, whether or not funded and whether or not terminated, all formal written plans and all other compensation and benefit plans, contracts, policies, programs and arrangements of the Seller (other than routine administrative procedures) in connection with the Business in effect as of the date hereof, whether or not subject to ERISA, including all pension, profit sharing, savings and thrift, bonus, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, severance pay, vacation, travel, incentive and medical, disability, welfare and life insurance plans in which any of the Business Employees or their dependents participate, whether or not funded.
     “Encumbrance” means any charge, claim, mortgage, lien, option, pledge, easement, encroachment, right of first option, right of first refusal or similar restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, security interest or other restriction of any kind.
     “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
     “Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:
          (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);
          (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;
          (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or
          (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

          The terms “removal,” “remedial,” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA).
     “Environmental Law” means any Law that requires or relates to:
          (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;
          (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;
          (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;
          (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;
          (e) protecting resources, species or ecological amenities;
          (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;
          (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or
          (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Exemption Certificates” means exemption certificates confirming the inapplicability of Transfer Taxes, in the forms attached hereto as Exhibit I.
     “Foreign Rod” means all wire rod of foreign origin that is equal to or greater than 8.0 millimeter in diameter.
     “Governmental Authority” means any foreign or United States federal, state, local or municipal or other governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.
     “Guaranty Agreement” means the guaranty agreement substantially in the form attached hereto as Exhibit C of the Guarantor to guaranty the obligations of the Seller under this Agreement and the other Ancillary Agreements.

     “Hazardous Material” means any substance, material or waste which is regulated by any Governmental Authority including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
     “Hazleton Facility” means that separate facility of the Seller located at an address listed as “409A Forest Drive” by the Hazle Township Zoning Office and “Forest Road” by the Hazle Township Tax Collector and changed by Seller to “503 Forest Street”, Hazleton, Pennsylvania 18202.
     “Houston Clinton Facility” means that separate facility of the Seller located at 6933 Clinton Drive, Houston, Texas 77020.
     “IFRS” means International Financial Reporting Standards as in effect on the date hereof.
     “Improvements” means all buildings and other improvements, fixtures and appurtenances owned by the Seller and located on the Owned Real Property and all of the Seller’s (or its applicable Affiliate’s) interest in any improvements, fixtures and appurtenances located on the Leased Real Property.
     “Jacksonville Facility” means that separate facility of the Seller located at 3050 Melson Ave, Jacksonville, Florida 32254.
     “Kingman Facility” means that separate facility of the Seller located at 4750 North Olympic Dr, Kingman, Arizona 86401.
     “Knowledge” with respect to the Seller means the actual (but not constructive or imputed) knowledge of the persons listed in Schedule 1.1 as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).
     “Law” means any statute, law, ordinance, regulation, rule, code, injunction, ruling, judgment, decree, enforcement policy, agreement or order of or with, as applicable, any Governmental Authority.
     “Material Adverse Effect” means any event, change, occurrence or effect that (a) would be (or could be reasonably expected to be) a materially adverse effect to the business, financial condition or results of operations of the Business, taken as a whole; or (b) would prevent, materially delay or materially impede the performance by the Seller of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, other than any event, change, occurrence or effect resulting from (i) general changes or developments in the industry in which the Business operates; (ii) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets; (iii) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the transaction; (iv) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof; (v) the announcement, pendency and performance of this Agreement and the transactions contemplated hereby including compliance with the covenants set forth herein; (vi) any action taken by the Seller which is required or permitted by or resulting from or arising in connection with this Agreement; or (vii) any actions taken (or omitted to be taken) at the request of the Buyer.
     “Mexico Sale” means that certain proposed sale of finished goods utilizing Foreign Rod to TPL De Mexico, S.A. De C.V. as discussed between the parties.
     “Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
     “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.
     “Permitted Encumbrance” means each of the following (i) statutory liens for current Taxes not yet due and payable (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) to the extent set forth on Schedule 1.2(a), mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller for a period greater than sixty (60) days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); provided, that with respect to Owned Real Property and Leased Real Property, the term “Permitted Encumbrance” shall mean (i) Encumbrances specifically set forth on Schedule 1.2(b), (ii) statutory liens for current Taxes not yet due and payable (or which may be paid without interest or penalties), entitlements, covenants, restrictions, zonings and other land use and environmental regulations by Governmental Authorities, (iii) all recorded exceptions, restrictions, easements, imperfections of title, charges, rights-of-way, and encroachments, and (iv) all matters which would be shown by a current and accurate survey of the Owned Real Property or the Leased Real Property that do not materially and adversely interfere with the present use of the Owned Real Property or the Leased Real Property or the Business conducted thereon.
     “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
     “Pilot Steel Facility” means that separate facility of the Seller located at 1950 W. Copans Road, Pompano Beach, Florida.

     “Protocol Agreement” means that certain Protocol Agreement in substantially the form attached hereto as Exhibit K between the Buyer and the Seller.
     “Real Estate Documents” means the following:
          (a) A General Warranty Deed (or local equivalent) for all of the Owned Real Property, duly executed, acknowledged and delivered in recordable form by the Seller conveying to the Buyer title to the Owned Real Property in accordance with the provisions of this Agreement, subject only to the Permitted Encumbrances. Each General Warranty Deed shall be in the form of, and upon the terms contained in, Exhibit D, as adjusted for the applicable state;
          (b) Any and all owner/seller title affidavits and lien affidavits as are reasonably required by First American Title Insurance Company (“Title Company”) in the form attached as Exhibit E;
          (c) Any and all transfer tax declarations, declarations of value, consideration affidavits, or affidavits of residence as may be required by the Title Company and/or applicable recorders’ offices to record any General Warranty Deed; and
          (d) Such resolutions, authorizations, certificates and/or other entity documents relating to the Seller as are reasonably required by the Buyer and/or the Title Company in connection with the transactions contemplated under this Agreement.
     “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.
     “Relevant Locations” means the St. Joseph Facility, the Jacksonville Facility, the Hazleton Facility, the Kingman Facility and the Aldine Facility.
     “Remedial Action” means all actions, including any capital expenditures, (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Transferred Assets and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.
     “Representatives” means, with respect to any Person, the officers, directors, employees, agents, accountants, advisors, bankers and other representatives of such Person.
     “St. Joseph Facility” means that separate facility of the Seller located at 810 Atchison St, St. Joseph, Missouri 64503.
     “Steeltex Inventory” means the Steeltex finished goods, galvanized wire and zinc and Steeltex paper.

     “Tampa Facility” means that separate facility of the Seller located at 2835 Overpass Road, Tampa, Florida 33619.
     “Taxes” means any and all taxes of any kind, whether imposed directly, through withholding, or otherwise, including without limitation income, profits, receipts, margin, franchise, license, sales, use, privilege, commercial activity, occupation, occupancy, property, severance, communications, excise, value added, environmental, employment, social or employment security, worker’s compensation and other taxes, unclaimed property and other assessments, duties, fees and imposts (together with any and all interest, penalties, additions thereon and additional amounts imposed with respect thereto) imposed by any Governmental Authority.
     “Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
     “Transition Services Agreement” means the transition services agreement substantially in the form attached hereto as Exhibit F between the Buyer and the Seller or its relevant Affiliate setting out the terms of certain services to be provided by the Seller or its relevant Affiliate to the Buyer post-Closing.
     Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Actual Current Liabilities	2.7(d)
Actual Working Capital	2.7(b)
Adjustment Statement	2.7(f)
Agreement	Preamble
Alleged Obsolete Unit	2.8(a)
Alleged Obsolete Units Notice Schedule	2.8(a)
Allocation Schedule	2.9
Assumed Liabilities	2.3
Audited Financial Statements	5.9(a)
Basket Amount	8.4(b)(iii)
Books and Records	2.1(h)
Business	Recitals
Business Patents	3.21(a)
Business Permits	2.1(g)
Business Registered Copyrights	3.21(a)
Business Registered IP	3.21(a)
Business Registered Marks	3.21(a)
Buyer	Preamble
Buyer Employee Plans	5.1(c)
Buyer Indemnified Parties	8.1
Buyer Savings Plan	5.1(e)
Buyer’s Value	2.8(a)

Definition	Location
Cleanup	1.1
Closing	2.6
Closing Date	2.6
Closing Date Payment	2.5(a)
COBRA Obligations	5.1(g)
Confidentiality Agreement	5.2
Copyright Registrations	2.1(k)
Core Reps	8.4(b)(iii)
Disclosure Schedules	Article III
Effective Time	2.6
Engagement Letter	5.9(d)
Excluded Assets	2.2
Excluded Contracts	2.2(k)
Excluded Inventory	2.2(m)
Excluded Liabilities	2.4
Excluded Purchase Orders	2.2(l)
Financial Statement Deadline	5.9(a)
Financial Statements	3.7
Finished Goods Credit	2.8(c)
Houston Aldine Property Sublease	2.5(b)
Indemnified Party	8.3(a)
Indemnifying Party	8.3(a)
Independent Accountants	2.7(g)
Intellectual Property	2.1(k)
Inventions	2.1(k)
Leased Real Property	3.11(c)
Losses	8.1
Marks	2.1(k)
Minimum Loss Amount	8.4(b)(iii)
Notice of Disagreement	2.7(g)
Other Financial Materials	5.9(b)
Owned Real Property	3.11(a)
Parent	Preamble
Patents	2.1(k)
Pre Close Default	2.3(c)
Production Equipment	3.6
Purchase Price	2.7(h)
Purchase Price Reduction	5.9(e)
Receivables	2.2(b)
SEC	5.9(a)
Seller	Preamble
Seller Indemnified Parties	8.2
Seller Note	2.5(a)
Seller Savings Plan	5.1(e)
Seller’s Value	2.8(a)
Severance Cap	5.1(b)(ii)

Definition	Location
Sundry Payables	2.4(o)
Tampa Assets	2.1(e)
Tampa Welding Production Assets	2.1(e)
Tangible Personal Property	2.1(d)
Target Working Capital	2.7(a)
Third Party Claim	8.3(a)
Title Company	1.1
Trade Secrets	2.1(k)
Trademark Registrations	2.1(k)
Transfer Taxes	6.2
Transferred Assets	2.1
Transferred Assets Auditor	5.9(a)
Transferred Contracts	2.1(a)
Transferred Employee	5.1(a)
Transferred Inventory	2.1(f)
Transferred Inventory Value	2.7(c)
Transferred Purchase Orders	2.1(b)
transition period	5.1(d)
Unit Count	2.7(e)
Unit Inventory Schedule	2.7(c)
WARN Act	2.4(b)
Works of Authorship	2.1(k)
ARTICLE II
PURCHASE AND SALE
     Section 2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing and effective as of the Effective Time, the Seller shall sell, assign, transfer, convey and deliver to the Buyer all of the Transferred Assets, and the Buyer shall purchase, acquire, accept and pay for the Transferred Assets free and clear of any Encumbrances (other than Permitted Encumbrances) and assume the Assumed Liabilities. “Transferred Assets” shall mean all the following assets, properties and rights referred to below (wherever located), whether tangible or intangible (other than the Excluded Assets):
          (a) all contracts and agreements that are specifically listed or described on Schedule 2.1(a) (the “Transferred Contracts”), provided, however, that the Transferred Contracts described on Schedule 3.3 shall be transferred to and assumed by the Buyer only upon receipt by the Seller of any required consents;
          (b) all purchase orders listed or described on Schedule 2.1(b) outstanding as of November 17, 2010 and all purchase orders that arise after November 17, 2010 and prior to the Effective Time in the ordinary course of business consistent with past practice (the “Transferred Purchase Orders”); provided, that, except as approved in writing by the Buyer, the Transferred Purchase Orders shall not include: (i) purchase orders creating obligations extending beyond December 31, 2010, (ii) purchase orders representing commitments to sell more than one hundred (100) tons of inventory; or (iii) purchase orders with respect to the Seller’s purchase of wire, rod and finished goods inventory, except, in each case, to the extent set forth on Schedule 2.1(b);
          (c) all Owned Real Property and other interests in real property listed on Schedule 3.11(a), together in each case with the Seller’s right, title and interest in and to all structures, facilities or Improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing;
          (d) all machinery, equipment, furniture, furnishings, parts, spare parts, vehicles, tools, office equipment and other tangible personal property owned, used or leased by the Seller and used or held for use in the Business at the Relevant Locations (including any such items held by Business Employees (employed at the Relevant Locations) and used in the performance of their duties)) including the items listed on Schedule 2.1(d) (the “Tangible Personal Property”);
          (e) the welding production line and associated equipment located at the Tampa Facility (the “Tampa Welding Production Assets”) and certain other assets at the Tampa Facility listed on Schedule 2.1(e) (collectively, the “Tampa Assets”);
          (f) all raw materials inventories, work-in-progress, finished goods inventories, supplies, packaging materials and other inventories used or held for use in the Business at the Relevant Locations, together with those assets used or held for use at such other locations as described on Schedule 2.1(f) (the “Transferred Inventory”), except for the Excluded Inventory;
          (g) all registrations, permits and licenses used or held for use in the Business at the Relevant Locations to the extent transferrable (the “Business Permits”), excluding the Aldine Facility;
          (h) to the extent permitted by Law, all books of account, financial and accounting, files, invoices, customers’ and suppliers’ lists, billing records and personnel records (but only with respect to any Transferred Employees), including all documentation with respect to Transferred Employees necessary to enable compliance with statutory requirements as provided by 8 CFR §274a.2(b)(1)(viii)(A)(7)(ii), to the extent relating to the Transferred Assets or Assumed Liabilities (the “Books and Records”) but excluding such items to the extent they relate exclusively to the Excluded Assets and Excluded Liabilities; provided that the Seller or its Affiliates may retain a copy of any Books and Records for archival purposes as well as for purposes related to any other business of the Seller or its Affiliates to which such records relate;
          (i) all credits, prepaid expenses and security deposits to the extent relating to the Business at the Relevant Locations (except the security deposit with respect to the Aldine Lease deposited by the Seller’s Affiliate);
          (j) all rights to causes of action, lawsuits, judgments, claims and demands of any nature, known or unknown, contingent or non-contingent, in favor of the Seller to the extent relating exclusively to the Business, the Assumed Liabilities or the

Transferred Assets prior to the Closing, including all rights under all guarantees, warranties, indemnities and similar rights in favor of the Seller; provided that this does not include any of the Seller’s or its Affiliates’ “self-insurance” or “captive insurance” policies or proceeds or any other rights or claims against the Seller or any of its Affiliates;
          (k) all of the intellectual properties and intellectual property rights to the extent that these are owned, licensed or used by the Seller in connection with the Business including, without limitation: (i) all actual and potential trademarks, service marks, trade names, logos and other designations including, without limitation, all of the Seller’s right to use the names “Ivy Steel & Wire,” “Steeltex” (subject to Section 5.3(b) with respect to Steeltex Inventory) and “Varigrid” (collectively, the “Marks”) and all United States, foreign and state registrations and applications for registration relating to the Marks (the “Trademark Registrations”); (ii) all works of authorship (the “Works of Authorship”) and all United States, foreign and state copyright registrations and applications for registration relating to the Works of Authorship (the “Copyright Registrations”); (iii) all patented or patentable inventions (the “Inventions”) and all United States and foreign patents and applications for patent relating thereto (the “Patents”); and (iv) all confidential or proprietary processes, inventions patentable or not, formulas, technical data and other similar information and technologies that are of commercial value to the Business (the “Trade Secrets”) (the Marks, the Trademark Registrations, the Works of Authorship, the Copyright Registrations, the Inventions, the Patents and the Trade Secrets being referred to collectively herein as the “Intellectual Property”), together with all goodwill related to the Intellectual Property, rights to sue for infringement, and any royalty and other income from or related to the Intellectual Property accruing after the Closing Date;
          (l) all other intangible assets of any kind or description, wherever located, which are carried on the books of the Business or which are owned or used by the Seller to the extent used in or relating to the operations of the Business; provided that to the extent that such intangible assets are also used in the Seller’s or its Affiliates businesses Seller and its Affiliates are hereby granted a nonexclusive license to use same;
          (m) any and all of the Seller’s goodwill in and any going concern value of the Business; and
          (n) Notwithstanding the foregoing: (i) the transfer of the Transferred Assets pursuant to this Agreement shall not include the assumption of any liability or other obligation related to the Transferred Assets unless the Buyer expressly assumes that liability or other obligation pursuant to Section 2.3; and (ii) for purposes of Section 3.18 and Section 8.8, the term “Transferred Assets” shall include the Buyer’s sublease interest in the Aldine Facility pursuant to the Houston Aldine Property Lease.
     Section 2.2 Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, the Seller is not selling, and the Buyer is not purchasing, any assets other than those specifically listed or described in Section 2.1, and without limiting the generality of the foregoing, the term “Transferred Assets” shall expressly exclude the following assets of the Seller, all of which shall be retained by the Seller (collectively, the “Excluded Assets”):

          (a) all of the Seller’s cash and cash equivalents;
          (b) all accounts receivable, notes receivable, supplier rebate receivables and other similar receivables due to the Seller that arise out of the operation of the Business prior to the Closing Date (the “Receivables”), together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;
          (c) the Seller’s corporate books and records of internal corporate proceedings, Tax records, work papers and books and records that the Seller is required by Law to retain;
          (d) the Intellectual Property other than the Intellectual Property described on Schedule 2.1(k) including the following names and marks and any variation or derivation thereof: “MMI”, “Oldcastle” and “Pilot Steel”;
          (e) all of the Seller’s bank accounts;
          (f) all accounting records (including records relating to Taxes) and internal reports relating to the business activities of the Seller or any of its Affiliates that are not Transferred Assets;
          (g) any interest in or right to any refund of Taxes relating to the Business, the Transferred Assets or the Assumed Liabilities for, or applicable to, any taxable period (or portion thereof) ending on or prior to the Closing Date;
          (h) any insurance policies and rights, claims or causes of action thereunder (but only to the extent not included in Transferred Assets pursuant to Section 2.1(j));
          (i) any assets relating to any Employee Plan;
          (j) all rights, claims and causes of action relating to any Excluded Asset or any Excluded Liability;
          (k) all rights under contracts and arrangements other than the Transferred Contracts, including those set forth on Schedule 2.2(k) (the “Excluded Contracts”);
          (l) all rights under purchase orders other than the Transferred Purchase Orders, including those set forth on Schedule 2.2(l) (the “Excluded Purchase Orders”);
          (m) all the raw materials inventories, work-in-progress, finished goods inventories, supplies, packaging materials and other inventories owned by the Seller listed or described on Schedule 2.2(m) and the Foreign Rod (“Excluded Inventory”);
          (n) the Tampa Facility real estate, all real property leases with respect to the Tampa Facility and all assets of the Seller located at the Tampa Facility other than the Tampa Assets;

          (o) the Houston Clinton Facility, all real property with respect to the Houston Clinton Facility and all assets of the Seller located at such facility;
          (p) the Aldine Facility real estate, all real property leases with respect to such facility, all Improvements in such facility and all assets expressly being leased by the Seller pursuant to the Aldine Lease (excluding assets of the Seller located at such facility);
          (q) the Pilot Steel Facility, all real property leases with respect to the Pilot Steel Facility and all the assets and working capital of the Seller relating exclusively to the Seller’s operations located at the Pilot Steel Facility;
          (r) all performance evaluations or similar records relating to the Business Employees;
          (s) all rights of the Seller to the assets listed in Schedule 2.2(s);
          (t) the security deposit with respect to the Aldine Lease deposited with the lessor of such lease by the Seller’s Affiliate; and
          (u) all rights of the Seller under this Agreement and the Ancillary Agreements.
     Section 2.3 Assumed Liabilities. The Transferred Assets shall be sold and conveyed to the Buyer free and clear of all Encumbrances whatsoever (other than Permitted Encumbrances); provided, however, that the Buyer assumes at Closing the obligations of the Seller described below (the “Assumed Liabilities”). The Buyer shall in no event assume or be liable for any liability or obligation of the Seller not specifically assumed pursuant to this Section 2.3, and the Seller shall retain responsibility for all liabilities and obligations with respect to it, whether or not accrued and whether or not disclosed. Specifically, but without limiting the generality of the foregoing, the Buyer shall not assume any liability or obligation of the Seller in respect to the use, storage, presence, transportation, discharge, handling or disposal of any Hazardous Material prior to the Closing Date, any liability with respect to product liability and negligence claims and liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty or similar claims arising out of actions taken or omitted to be taken on or prior to the Closing Date, any liability with respect to workers’ compensation claims or any Domestic Content Liabilities.
     The Assumed Liabilities shall consist exclusively of the following:
          (a) trade accounts payable incurred in the ordinary course of business consistent with past practice including the Book Accounts Payable (other than a trade account payable to an Affiliate of the Seller and other than Sundry Payables) that remains unpaid as of the Effective Time;
          (b) any Taxes to be paid by the Buyer pursuant to Article VI;

          (c) all liabilities arising after the Effective Time under the Transferred Contracts, the Transferred Purchase Orders and the Business Permits, to the extent assignment thereof is not prohibited (other than a liability arising out of or relating to (the following a “Pre Close Default”) (i) a breach that occurred prior to the Closing Date or (ii) an action taken by the Seller or failure to act by the Seller prior to the Closing Date that is not timely or in accordance with such Transferred Contracts, Transferred Purchase Orders or Business Permits); and
          (d) all accrued vacation/paid time-off of Transferred Employees, as shown on Schedule 2.3(d).
     Section 2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, the Buyer is not assuming and the Seller shall retain the sole responsibility of and shall pay, perform or otherwise satisfy, all liabilities of the Seller other than the Assumed Liabilities (the “Excluded Liabilities”), including without limitation the following:
          (a) all liabilities for Taxes, including all Taxes arising from or with respect to the Transferred Assets or the operation of the Business that are incurred in or attributable to any period, or any portion of any period, ending on or before the Effective Time (except as otherwise provided in Article VI), any Taxes that arise as a result of the sale of the Transferred Assets pursuant to this Agreement (except as otherwise provided in Article VI), and any other Taxes to be paid by the Seller pursuant to Article VI;
          (b) except as specified in Section 2.3(d), all liabilities relating to the Business Employees, including (i) subject to Section 5.1(b), any severance obligations; (ii) bonuses and incentive compensation to the extent related to services performed in the period prior to the Effective Time; (iii) sick leave; (iv) all workers’ compensation liabilities to the extent related to an injury incurred by a Business Employee before the Effective Time; and (v) subject to Section 5.1(e), all obligations and liabilities under the Worker Adjustment Retraining and Notification Act and any similar state or local law (the “WARN Act”) (provided that, for the avoidance of doubt, Buyer shall be solely responsible for any liabilities incurred with respect to Transferred Employees after the Effective Time);
          (c) all liabilities arising prior to the Effective Time under the Transferred Contracts, the Transferred Purchase Orders and the Business Permits to the extent assignment thereof is not prohibited (other than any liability arising out of a Pre Close Default);
          (d) any liabilities arising under the Employee Plans;
          (e) any indebtedness for borrowed money or guarantees thereof outstanding as of the Effective Time, other than current accounts payable (which are Assumed Liabilities pursuant to Section 2.3(a));
          (f) any Environmental, Health and Safety Liabilities arising out of or with respect to the Seller or the Owned Real Property prior to the Effective Time;

          (g) all liabilities owed to any Affiliates of the Seller;
          (h) all liabilities in respect of products manufactured, marketed, distributed or sold by the Seller before the Effective Time, including product liability and negligence claims and liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty or similar claims; provided, that the Buyer retains all liabilities to the extent arising out of its actions or inactions after the Effective Time that cause any such liabilities;
          (i) liabilities arising out of any litigation or other proceeding pending as of the Effective Time or commenced after the Effective Time to the extent it relates to matters that occurred prior to the Effective Time;
          (j) any liability arising out of or resulting from the Seller’s compliance or non-compliance with any Law or Order of any Governmental Authority (including, without limitation Environmental, Health and Safety Liabilities and Domestic Content Liabilities);
          (k) any liabilities arising out of the ownership or operation of the Transferred Assets or the Business prior to the Effective Time (other than the Assumed Liabilities);
          (l) any liability of Seller based upon Seller’s acts or omissions occurring after the Effective Time;
          (m) any liability of the Seller under this Agreement or any other document executed in connection with the transactions contemplated by this Agreement, including without limitation the Ancillary Agreements;
          (n) any liability or obligation relating to an Excluded Asset; and
          (o) all “Sundry Payables” as defined on Schedule 2.4(o).
     Section 2.5 Consideration.
          (a) As consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to the Buyer, at the Closing, the Buyer shall (i) pay to the Seller, by wire transfer to a bank account designated in writing by the Seller to the Buyer an amount equal to $37.588 million (the “Closing Date Payment”) in immediately available funds in United States dollars; (ii) deliver to the Seller the note, substantially in the form attached hereto as Exhibit G (the “Seller Note”) in the aggregate principal amount of $13.5 million; and (iii) assume the Assumed Liabilities. The aggregate consideration hereunder will be adjusted first by the working capital adjustment and then by the inventory adjustment in accordance with Sections 2.7 and 2.8.
          (b) The Buyer and the Seller shall execute and deliver a sublease with respect to that property known as the “Houston Aldine Property” in substantially the form set forth as Exhibit H hereto (the “Houston Aldine Property Sublease”).

          (c) If, on or prior to March 31, 2011, the Buyer sells for scrap the Tampa Welding Production Assets then, in addition to the Purchase Price, the Buyer shall pay the Seller the actual proceeds, net of the Buyer’s expenses (and net of any Transfer Taxes, but without modifying the allocation of ultimate responsibility therefor under Article VI), from such sale. Whether the Tampa Welding Production Assets are sold, and the terms and conditions of any such sale, shall be in the Buyer’s sole discretion. Whether or not the Buyer sells the Tampa Welding Production Assets on or prior to March 31, 2011, the Buyer shall promptly (or in any event by March 31, 2011) remove the Tampa Assets from the Tampa Facility and if the Buyer fails to do so, Seller may do so at the Buyer’s expense.
          (d) The Buyer will remove the Transferred Inventory held by the Seller at the Houston Port facility within sixty (60) days after the Closing at the Buyer’s expense. The Buyer shall be permitted to store the Transferred Inventory at such facility during such 60-day period without cost.
          (e) The Buyer will store the Foreign Rod for the Seller where located as of Closing at the Relevant Locations at no charge to the Seller for six (6) months immediately following the Closing. The Buyer will use commercially reasonable efforts to cooperate with the Seller to complete the Mexico Sale. If the Mexico Sale is completed by the Seller, the Seller will handle the invoicing and order processing and, so long as the styles of mesh sold in the Mexico Sale are consistent with the Buyer’s production capabilities at such time, the Buyer will convert the Foreign Rod to finished product at one of the Buyer’s manufacturing facilities in Texas, which may or may not be a Relevant Location acquired from the Seller. The Seller shall reimburse the Buyer for its manufacturing costs incurred in such conversion and the out of pocket freight costs, if any, incurred by the Buyer in order to ship such Foreign Rod inventory from its location at Closing to the Buyer’s manufacturing facility in Texas. The Seller will arrange for the customer in the Mexico Sale to pick up the finished goods FOB the Buyer’s applicable Texas manufacturing facility, and the Seller shall collect the purchase price therefor, or if the purchase price is paid to the Buyer, the Buyer shall pay it over to the Seller. Further, if the Seller does not complete the Mexico Sale, then it may provide for the liquidation of such inventory by sale to third parties, and the Buyer, at the Seller’s expense, will exercise commercially reasonable efforts for a period of no more than six (6) months to cooperate with the Seller in such efforts. Proceeds from such liquidation shall be received by or paid to the Seller. If the Mexico Sale or liquidation has not occurred within the six-month period immediately following the Closing, the Seller shall promptly remove the Foreign Rod from the Buyer’s facility, and if the Seller fails to do so, the Buyer may do so at the Seller’s expense.
     Section 2.6 Closing. The sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Womble Carlyle Sandridge & Rice, PLLC, in Winston-Salem, North Carolina, at 10:00 a.m. Eastern time on the date hereof, which is referred to as the “Closing Date” or as otherwise mutually agreed to by the parties. For purposes of passage of title and risk of loss, allocation of expenses, adjustments and other economic or financial effects of the transactions contemplated hereby, the Closing when completed shall be deemed to have occurred at 11:59 p.m., local time, on the Closing Date (the “Effective Time”).
     Section 2.7 Post-Closing Adjustment.
          (a) The “Target Working Capital” is $18,679,394.
          (b) The “Actual Working Capital” shall be the excess of the Transferred Inventory Value over the Actual Current Liabilities.
          (c) The “Transferred Inventory Value” shall be the aggregate value of the Transferred Inventory calculated based on the Unit Count valued at the value per unit of Transferred Inventory in accordance with the inventory valuation schedule attached hereto on Schedule 2.7 (the “Unit Valuation Schedule”).
          (d) The “Actual Current Liabilities” shall consist of all of the liabilities referred to in Section 2.3(a) that are Assumed Liabilities as of the Closing Date accounted for in accordance with IFRS.
          (e) No later than 5:00 pm on November 22, 2010, the Buyer and the Seller will conduct and agree upon the results of a physical count of the number and type of units of Transferred Inventory as of November 22, 2010 (the “Unit Count”) and calculate and agree upon the resulting Transferred Inventory Value. All units of Transferred Inventory shall be included in the Unit Count and valued at the value set forth on the Unit Valuation Schedule whether or not such unit(s) are usable, saleable or otherwise of a nature that would (or would not) cause them to be categorized as Alleged Obsolete Units.
          (f) The Actual Current Liabilities as of the Closing shall be calculated by the Buyer after the Closing in accordance with the Seller’s past practice. The Buyer shall also calculate the Actual Working Capital based on (i) the Transferred Inventory Value as agreed by the Buyer and the Seller on November 22, 2010 and (ii) the Buyer’s calculation of the Actual Current Liabilities. The Buyer’s calculation of such amounts (the “Adjustment Statement”) shall be delivered by the Buyer to the Seller as soon as practicable following the Closing Date, but not later than thirty (30) days thereafter. The Representatives of the Seller shall have the right at the Seller’s cost and expense to participate with the Representatives of the Buyer in the process of preparing the Adjustment Statement and shall (subject to confidentiality restrictions) have access to all data, schedules and work papers used by the Buyer in preparing the Adjustment Statement.
          (g) The determination of Actual Working Capital shall become final and binding upon the parties on the 30th day following receipt of the Adjustment Statement by the Seller unless the Seller delivers written notice of its disagreement (“Notice of Disagreement”) to the Buyer prior to such date. Any Notice of Disagreement shall specify the amounts set forth on the Adjustment Statement with which the Seller disagrees. If a Notice of Disagreement is sent by the Seller, then the Actual Working Capital (as recalculated in accordance with this section) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any disputed amounts are finally determined in accordance with the balance of this paragraph. During the 30-day period following the delivery of a Notice of Disagreement, the Seller and the Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any amount specified in the Notice of Disagreement or identified by the Buyer during said 30-day period. If, at the end of such 30-day period, the Seller and the Buyer have not reached agreement on such amounts, the amounts which remain in dispute shall be recalculated by an accounting firm mutually agreed upon by the Seller and the Buyer (the “Independent Accountants”). The Independent Accountants shall make a ratable allocation to each of the Seller and the Buyer of their charges for such work as a part of their determination, based on the proportion by which the amount in dispute was determined in favor of one party or the other. Any amounts so recalculated shall be final and binding on the parties. Neither the Buyer nor the Seller shall be permitted to dispute the Transferred Inventory Value as agreed based on the Unit Count and the Unit Valuation Schedule.
          (h) If the Actual Working Capital is less than the amount of the Target Working Capital, then the Seller shall promptly deliver to the Buyer the amount of such shortfall. If the Actual Working Capital is greater than the amount of the Target Working Capital, then the Buyer shall promptly deliver to the Seller the amount of such excess. The Closing Date Payment as so adjusted plus the original principal amount of the Seller Note shall be the “Purchase Price”.
     Section 2.8 Post Closing Inventory Representation Adjustment.
          (a) If after Closing, the Buyer in good faith concludes that one or more specifically identified units of Transferred Inventory were recorded on the books and records of the Seller as of the Closing at a value in excess of the value that such units should have been recorded in accordance with IFRS, net of applicable reserves, consistent with the Seller’s past practice, because such unit or units can be accurately described by one of the categories set forth below (each such Unit an “Alleged Obsolete Unit”):
               (i) Any pipe mesh and engineered structural mesh produced from imported wire rod for which no customer purchase commitment exists;
               (ii) Any product in inventory that is over three hundred and sixty (360) days old;
               (iii) Any wire or mesh products that do not meet applicable ASTM specifications;
               (iv) Any pipe mesh products of random lengths not ordered by a customer;
               (v) Any pipe mesh products with telescoped centers (measured on the side of the roll from which the center protrudes starting from the inside wrap on the mandrel) exceeding four (4) inches as measured from the outside edge of the innermost overhang or longitudinal wire, as the case may be, to the outside edge of the outer most overhang or longitudinal wire; and
               (vi) Any finished goods quantities by SKU that exceed the previous twelve (12) months shipments for which there is no customer commitment to purchase, written or verbal, as of the Closing Date;
               (vii) Any customer-specific finished goods SKUs which the customer has discontinued ordering as of the Closing Date;
               (viii) Any domestic work in process that is not traceable by size, grade, and rod source;
then within sixty (60) days after the Closing Date, the Buyer shall deliver to the Seller a schedule (the “Alleged Obsolete Units Notice Schedule”) setting forth: (a) the specifically identified Alleged Obsolete Unit; (b) the category in (i) — (viii) above in which such unit is properly categorized in the Buyer’s view; and (c) the dollar amount by which the Buyer’s calculation of the correct value calculated in accordance with IFRS (“Buyer’s Value”) is below the value of such identified Alleged Obsolete Unit on the Seller’s books and records (“Seller’s Value”).
          (b) The Buyer and the Seller will negotiate in good faith to resolve any disagreements with respect to the proper valuation of the Alleged Obsolete Units for 15 days after the Seller’s receipt of the Alleged Obsolete Units Notice Schedule. If, after such period, the parties do not agree on any adjustment to the price to be made with respect to one or more Alleged Obsolete Units that falls within one or more of the categories (i)-(viii), then with respect to one or more of such Units, the Seller may either: (i) pay to the Buyer the excess of Seller’s Value over Buyer’s Value or (ii) purchase such Alleged Obsolete Unit from the Buyer at Seller’s Value and then liquidate such unit with the Buyer’s cooperation, with the proceeds of such liquidation to be received by or paid to Seller. The Buyer shall store any such unit purchased by the Seller on the Buyer’s premises at no cost for six (6) months immediately following the Closing and shall cooperate (at no cost to the Buyer) with the Seller in liquidation of same. If the Seller fails to remove any such unit(s) purchased the Seller from the Buyer’s premises within six (6) months, the Buyer may do so at the Seller’s expense.
          (c) With respect to any finished good Transferred Inventory that are Alleged Obsolete Units, the Seller shall have a credit of $100,000 (the “Finished Goods Credit”) that can be used by the Seller to either (i) compensate the Buyer for the excess of Seller’s Value over Buyer’s Value or (ii) purchase the Alleged Obsolete Units from the Buyer at Seller’s Value and then liquidate such units in accordance with Section 2.8(b). The Seller may not use such credit with respect to Alleged Obsolete Units, that are not finished goods inventory, provided however, that for any and all Alleged Obsolete Units of any kind, including finished goods inventory, the Seller may utilize the Basket Amount (to the extent available at a given time) as a credit to compensate the Buyer in the same manner as the Finished Goods Credit. Any such utilization of the Basket Amount shall lower the amount of the Basket Amount available for other indemnity claims on a dollar for dollar basis.
          (d) None of such activities in this Section 2.8, nor liquidation or sale of Foreign Rod whether pursuant to the Mexico Sale or otherwise shall be a violation of the noncompete covenants in this Agreement.
          (e) In connection with the foregoing, and in order that the Transferred Inventory can be accurately and efficiently counted, Buyer covenants and agrees that such inventory will remain in place and not be moved, processed, transported, converted or otherwise disturbed, and there will be no production, shipments in or shipments out until both Buyer and Seller agree that the count is complete; provided however that on Friday November 19, 2010, plant personnel can weigh drawn wire and/or straight cut and segregate it from drawn wire and/or straight cut that is required for production.
     Section 2.9 Allocation of Purchase Price for Tax Purposes. The Seller and the Buyer agree that for tax purposes only, the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Transferred Assets as provided on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by the Buyer and delivered to the Seller as soon as practicable following the Closing Date but not later than thirty (30) days after the date the Post-Closing Adjustment is established. If the Seller notifies the Buyer in writing within ten (10) days of the date that the Buyer delivers the Allocation Schedule to the Seller that the Seller objects to one or more items reflected in the Allocation Schedule, the Seller and the Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller and the Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days, such dispute shall be resolved by an impartial nationally recognized firm of independent certified public accountants acting as experts and not arbitrators. The fees and expenses of such accounting firm shall be borne equally by the Seller and the Buyer. The Buyer and the Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to this Agreement shall be allocated in a manner consistent with the Allocation Schedule.
     Section 2.10 Proration of Certain Items. With respect to certain expenses incurred in the operation of the Business at the Relevant Locations, the following prorations shall be made:1
          (a) Operating Expenses. Subject to the specific provisions of this Agreement, the Seller shall be responsible for all costs and expenses attributable to the operation of the Business or the ownership of the Transferred Assets up to the Closing

[1]	Parties to ensure proration is consistent with working capital adjustment and transferred liabilities once working capital adjustment is agreed.

Date, and the Buyer shall become responsible for all costs and expenses attributable to ownership of the Transferred Assets from and after the Closing Date.
          (b) Taxes. Taxes shall be apportioned as set forth in Article VI.
          (c) Utilities. Utilities, water and sewer charges shall be paid directly to the obligee by the Seller and the Buyer based on meter readings as of the Closing Date at the prevailing rates, if possible; otherwise such charges shall be apportioned based on the number of operating days occurring before and after the Closing Date during the billing period for each such charge.
          (d) Timing. Appropriate cash payments by the Seller or the Buyer, as the case may require, shall be made from time to time, as soon as practicable after the facts giving rise to the obligation for such payments are known, to give effect to the prorations provided in this section.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
     Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows:
     Section 3.1 Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to own, lease and operate the Transferred Assets and to carry on the Business as it is now being conducted. The Seller is duly qualified and licensed to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct or operation of the Business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 3.2 Authority. The Seller has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will have been, duly executed and delivered by the Seller. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     Section 3.3 No Conflict; Required Filings and Consents.
          (a) The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
               (i) conflict with or violate the certificate of incorporation or bylaws of the Seller;
               (ii) conflict with or violate any Law applicable to the Seller, the Business or any of the Transferred Assets or by which the Seller, the Business or any of the Transferred Assets may be bound or affected; or
               (iii) except as set forth on Schedule 3.3, conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any notice to or consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any material contract or agreement;
except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.
          (b) The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party except where failure to obtain any consent, approval, authorization or action, or to make any filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 3.4 Transferred Assets. This Agreement and the instruments and documents to be delivered by the Seller to the Buyer at or following the Closing shall be adequate and sufficient to transfer to the Buyer the Seller’s entire right, title and interest in and to the Transferred Assets. The Seller is not in the ordinary business of, and the Business does not involve and the Relevant Locations are not used for, selling assets such as the Transferred Assets (other than inventory sold in the ordinary course of business). Without limiting the foregoing, excluding any inventory constituting a Transferred Asset, the Seller has not sold assets of a kind similar to the Transferred Assets more than twice, nor for more than seven days, in any given twelve-month period. None of the Transferred Assets (other than those Transferred Assets that have been booked by the Seller as, and are being transferred to the Buyer as, inventory) were purchased by the Seller for the original purposes of resale.

     Section 3.5 Books and Records. The Seller has offered to make available to the Buyer upon the Buyer’s request, and as soon as practicable after the Closing the Seller will deliver to the Buyer, true and complete copies of the books and records of the Seller that constitute Transferred Assets. Except as forth on Schedule 3.5, such books and records for the fiscal year ended December 26, 2009 and the interim period ended September 25, 2010 are true, accurate and complete and have been maintained in accordance with IFRS applied on a consistent basis. The Aldine Facility either is separately accounted for as a separate division, branch or segment of the Business, or the income and expenses of the Aldine Facility are segregable or separately ascertainable from the books of account or records of the rest of the Business.
     Section 3.6 Title to and Sufficiency of Assets. Except as set forth on Schedule 3.6, the Seller has good and marketable title to all of the Transferred Assets, free and clear of any Encumbrances other than Permitted Encumbrances and the Encumbrances set forth on Schedule 3.6. With the exception of the Excluded Assets, the Transferred Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, that are owned, leased, used, or held for use, by the Seller or an Affiliate of the Seller in the operation of the Business at the Relevant Locations in the manner presently operated by the Seller. Except as set forth on Schedule 3.6, and except for Excluded Assets, Excluded Liabilities and assets used in the delivery of services pursuant to the Transition Services Agreement, all assets and rights relating to the Business that are owned by the Seller or any of its Affiliates are owned or held by the Seller or such Affiliates. Schedule 2.1(d) sets forth all of the Production Equipment owned by the Seller and located at the Relevant Locations. “Production Equipment” means the following types of equipment or machinery: (a) wire drawing production equipment; (b) straight and cut equipment; and (c) welding lines. Seller has not sold, retired, relocated, moved, conveyed, or otherwise transferred any Production Equipment since August 31, 2010. With the exception of the Tampa Welding Production Assets at the Tampa Facility, the Transferred Assets comprise all of the tangible assets (i.e., not including real estate and intangible assets) owned, leased, used, or held for use, by the Seller with respect to any given Relevant Location, other than Excluded Inventory, and as such, the sale of the Transferred Assets with respect to such Relevant Locations will represent a cessation of the Seller’s business at such Relevant Locations.
     Section 3.7 Financial Statements. The Seller has previously delivered to the Buyer true and complete copies of (a) the statements of net assets of the Seller as of December 26, 2009 and the related statements of operations for the fiscal year then ended; (b) interim unaudited financial reports prepared for the period from December 27, 2009 through September 25, 2010; and (c) monthly statements of net assets, for the Business for the period from December 27, 2009 through September 25, 2010 (collectively referred to as the “Financial Statements”). The Financial Statements:
          (a) are true, complete and correct;
          (b) are in accordance with the books and records of the Seller;

          (c) present fairly the assets, liabilities and financial condition of the Seller as of the respective dates thereof, and the results of operations for the periods then ending; and
          (d) have been prepared in accordance with IFRS; except for such year-end and other adjustments and footnotes as would be required by an audit.
          (e) Except as set forth on Schedule 3.7 hereto, the Seller has no liability required to be recorded in accordance with IFRS that is not reflected or reserved against in the Financial Statements other than those incurred in the ordinary course of business since December 31, 2009 or set forth on subsequent interim financial statements.
     Section 3.8 Absence of Certain Changes or Events. Except as set forth on Schedule 3.8, the Business has been conducted, in all material respects, in the ordinary course of business consistent with past practice and since August 31, 2010, there has not occurred any Material Adverse Effect.
     Section 3.9 Compliance with Laws; Permits and Licenses. Except as set forth on Schedule 3.9 hereto, there is not outstanding or, to the Knowledge of the Seller, threatened any order, writ, injunction or decree of any Governmental Authority or arbitration tribunal against or involving the Seller, the Business or the Transferred Assets. To the Knowledge of the Seller, the Business is currently, and has been at all times since April 1, 2006, conducted in full compliance with all Laws. Except as set forth on Schedule 3.9 hereto, to the best Knowledge of the Seller, there has been no allegation of any material violation of any such Laws, and no investigation or review by any federal, state or local body or agency is pending, threatened or planned with respect to the Seller, the Business or the Transferred Assets.
     No representation or warranty is made under this Section 3.9 with respect to ERISA, employment, Taxes or environmental matters, which are covered exclusively by Sections 3.15, 3.16, 3.17 and 3.18, respectively.
     Section 3.10 Permits and Licenses. The Seller is in possession of all Business Permits required for the conduct of the Business and the ownership and operation of the Transferred Assets, each of which is in full force and effect. All aspects of the Business have been conducted in compliance in all material respects with all such Business Permits since April 1, 2006. No suspension, cancellation, modification, revocation or nonrenewal of any Business Permit is pending or, to the Knowledge of the Seller, threatened. All Business Permits material to the operation of the Business are set forth on Schedule 3.10.
     Section 3.11 Real Property.
          (a) Owned. Schedule 3.11(a) contains a true and correct description of all real property owned by the Seller and used in connection with the Business at the Relevant Locations (the “Owned Real Property”). Only to the extent as set forth in Schedule 3.11(a), true and correct copies of (i) all surveys, maps and plats, if any, of the Owned Real Property, excluding the Owned Real Property in Jacksonville, Florida, that to the Seller’s Knowledge are in its possession; (ii) all permits, certificates, licenses and registrations that, to the Seller’s Knowledge, are in its possession and are necessary and/or required to operate the Owned Real Property for the purposes for which such properties are presently being used; and (iii) to the extent transferrable, all warranties, if any and that, to the Seller’s Knowledge, are in its possession, for all Improvements. To the extent as set forth in Schedule 3.11(a), the originals of the items referenced in clauses (i) through (iv) of this sub-section shall be provided to the Buyer on the Closing Date.
          (b) Leased. Schedule 3.11(b) contains a true and correct description of all real property leased by the Seller and used in connection with the Business. A true and correct copy of the Aldine Lease has been delivered to the Buyer. The Aldine Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, and there are no offsets or defenses by either landlord or tenant thereunder. There are no existing defaults, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute defaults, under the Aldine Lease. The subletting of any portion of the Aldine Lease by the Seller to the Buyer will not (i) permit the landlord to accelerate the rent or cause the lease terms to be renegotiated; (ii) constitute a default thereunder; (iii) require the consent of the landlord or any third party; or (iv) affect the continuation, validity, or effectiveness thereof or the terms thereof.
          (c) Improvements. The Owned Real Property and property subject to the Aldine Lease (the “Leased Real Property”) are zoned for the various purposes for which the Improvements thereon are presently being used. To the best Knowledge of the Seller: (i) all Improvements are in compliance with all applicable zoning and land use laws, ordinances and regulations; and (ii) no part of any Improvement encroaches on any real property not included in the Owned Real Property or the Leased Real Property, except in each case to the extent that would not materially interfere with the use of such Improvements in the Business for the purposes for which they are normally used.
          (d) To the best Knowledge of the Seller and except as would not have a Material Adverse Effect: (i) the Owned Real Property and the Leased Real Property have adequate water and sewer supply for the current use of such property, and all sewer and water supply facilities required for the current use of all such property are properly and fully installed and operating; (ii) all other public or private utilities necessary for the operation of the Owned Real Property and the Leased Real Property for current uses are properly and fully installed and operating; and (iii) all such utilities enter the Owned Real Property and the Leased Real Property through adjoining public streets or through valid easements across adjoining private lands, and all installation, connection and similar charges in connection with such utilities have been paid in full.
          (e) Except as forth on Schedule 3.11(e), to the best Knowledge of the Seller and except as would not have a Material Adverse Effect: (i) the Improvements have been completed, and there are no interior or exterior structural defects or other material defects in such Improvements or any material defects in the plumbing, electrical, mechanical, heating, ventilating or air-conditioning systems or other systems; and (ii) all such systems are in satisfactory working order for current use, and all roofs and basements of the Improvements are in working condition. With respect to the on-going projects set forth on Schedule 3.11(e) and to the best Knowledge of the Seller (i) such projects are being performed by licensed contractors and (ii) there is no material defect in the workmanship with respect to such projects.
          (f) Each portion of the Improvements is covered by a permanent certificate of occupancy that is in full force and effect. To the best Knowledge of the Seller and except as would not have a Material Adverse Effect, the condition and use of the Owned Real Property and Leased Real Property conform to any certificates and permits required to be issued in connection with such property, including, without limitation, the sewage and waste disposal and water system.
          (g) The Seller has received no notice and has no Knowledge of any violations of any Law affecting the Owned Real Property or the construction, management, ownership, maintenance, use, acquisition or sale thereof (including, without limitation, building, health and environmental laws, regulations and ordinances). The Seller has no Knowledge of any pending change in any Law which may adversely affect the use or ownership of the Owned Real Property or the Leased Real Property.
          (h) Except as set forth on Schedule 2.1(a) or Schedule 3.11, the Seller has entered into no agreement, oral or written, not referred to herein, with reference to the Owned Real Property or the Leased Real Property, and neither the Seller nor any portion of the Owned Real Property or the Leased Real Property is subject to any claim, demand, suit, unfiled lien, proceeding or litigation of any kind, pending or outstanding, or to the Knowledge of the Seller, threatened which would in any way materially and adversely affect or limit the use of the Owned Real Property or the Leased Real Property by the Buyer or its successors or assigns consistent with the Seller’s past practice.
          (i) There are no pending or, to the Knowledge of the Seller, threatened or contemplated condemnation actions involving all or any portion of the Owned Real Property or the Leased Real Property.
          (j) Except as set forth on Schedule 2.1(a), there are no management, service, maintenance, brokerage agreements, obligations, commitments, arrangements, written or oral entered into by Seller, with respect to the Owned Real Property or the Leased Real Property that will survive the Closing Date and bind the Buyer or the Owned Real Property.
          (k) To the best of Seller’s Knowledge and except as would not have a Material Adverse Effect, (i) all streets and easements necessary for operation, maintenance and enjoyment of the Owned Real Property and Leased Real Property are available to the boundaries of the Real Property consistent with past practice; (ii) all curb cuts and street opening permits or licenses required for vehicular access to and from the Owned Real Property and the Leased Real Property from any adjoining public street have been obtained and paid for and are in full force and effect; and (iii) there are no pending or threatened governmental proceedings which would limit or result in the termination of the access to and from the Owned Real Property or the Leased Real Property and adjoining public streets and roads.

     Section 3.12 Tangible Personal Property. While no representation is made with respect to a single or particular unit of Tangible Personal Property, the Tangible Personal Property taken as a whole is in operating order, condition and repair, is suitable for use in the ordinary course of business of the Business at the Relevant Locations consistent with past practice, and considered in the aggregate, is free from material defects and is of a quality and quantity presently usable in the ordinary course of business of the Business at the Relevant Locations consistent with past practice.
     Section 3.13 Domestic Content. Except as otherwise properly identifiable or traceable, all engineered structural mesh and concrete pipe reinforcement products included in the Transferred Assets were produced from wire rod melted and poured in the United States and these products can be certified to be compliant with Buy American Laws.
     Section 3.14 Intentionally Omitted.
     Section 3.15 Employee Plans.
          (a) Compensation. The Seller has previously made available to the Buyer a complete and correct list of the name, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each Business Employee.
          (b) Employee Benefit Plans.
               (i) Schedule 3.15 contains a correct and complete list of all Employee Plans.
               (ii) Except with respect to which the Buyer will have no liability, the Seller does not contribute to, has no obligation to contribute to or otherwise has no liability or potential liability with respect to (A) any Multiemployer Plan (as such term is defined in Section 3(37) of ERISA); (B) any Employee Plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder); or (C) any plan which provides health, disability, life insurance, accident or other “welfare-type” benefits to current or future retirees or current former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.
               (iii) The Buyer and its Affiliates will not have any liability with respect to any plan subject to Title IV of ERISA as a result of the transactions contemplated by this Agreement. The Seller has not been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, and neither the Seller nor any officer or director of the Seller has Knowledge of any facts which could be expected to give rise to such lien or such posting of security.
               (iv) The Seller Savings Plan, which is intended to be qualified under Section 401(a) of the Code, and each trust forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such Seller Savings Plan and the Tax-exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of the Seller Savings Plan or the Tax-exempt status of such related trust.
     Section 3.16 Labor and Employment Matters. With respect to employment matters:
          (a) Except with respect to the Tampa Facility and the Hazleton Facility, no employees of the Seller who work in the Business are or have been represented since April 1, 2006 by a union or other labor organization or covered by any collective bargaining agreement, and to the Knowledge of the Seller, no union is attempting to organize any such employees.
          (b) There is no labor strike, dispute, slowdown, unfair labor practice charge, stoppage or similar labor difficulty pending or, to the Knowledge of the Seller, threatened against or affecting the Business, nor have there been any such events pending or threatened since December 31, 2009.
          (c) The Seller is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and there is no unfair labor practice complaint against the Seller pending or, to the Knowledge of the Seller, threatened.
          (d) Except for any communications expressly approved by the Buyer in writing, no representations other than a true and complete representation as to Buyer’s obligation under the second sentence of Section 5.1(b)(ii) to pay severance benefits to certain Transferred Employees and general statements that are non-binding as to the Buyer or the Seller regarding the Buyer’s intentions as expressed to the Seller, have been made by the Seller or its employees or agents to employees of the Seller with respect to the Buyer’s intentions to employ, or not to employ, the Seller’s employees or with respect to the conditions of any such employment. It is expressly understood that the Buyer has made no representation as to its intentions to employ or not employ any particular Business Employee or to retain any particular Transferred Employee for any specific period of time.
     Section 3.17 Taxes. The Seller has properly completed and timely filed all material tax returns that relate to the Business or the Transferred Assets. All such tax returns are accurate, complete and correct in all material respects and the Seller has timely paid all Taxes shown as due on such tax returns. All material Taxes in respect of the Business or the Transferred Assets, have been timely paid or, if not yet due, will be fully paid or adequately provided for in the Financial Statements of the Seller. The Seller has timely made and will timely make all withholdings of material Tax required to be made under all applicable Laws, and such withholdings have either been paid or will be paid to the respective Governmental Authorities or have been set aside in accounts for such purpose or accrued, reserved against and entered upon the Financial Statements of the Seller. There are no Tax Encumbrances (other than liens for taxes which are not yet due and payable) upon any of the Transferred Assets. The Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
     Section 3.18 Environmental Matters. Since April 1, 2006 and except with respect to the Jacksonville Facility for which no representation is made, to the best Knowledge of the Seller, the existing and prior uses of the Transferred Assets comply with, and at all times have complied with, and the Seller is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Transferred Assets, any Environmental or Occupational Safety and Health Law. Specifically, but not in limitation of the foregoing:
          (a) There are no Encumbrances on any of the Transferred Assets resulting from any Cleanup or proposed Cleanup under the Environmental Laws.
          (b) Except with respect to a portion of the Jacksonville Facility, no part of the real estate included in the Transferred Assets constitutes “wetlands” as defined under any Environmental Law or other law or regulation.
     Section 3.19 Insurance. Schedule 3.19 describes the self-insurance arrangements affecting the Seller with respect to the Business.
     Section 3.20 Transferred Contracts.
          (a) Other than the Excluded Contracts and the Excluded Purchase Orders, the Transferred Contracts listed or described on Schedule 2.1(a) are all of the contracts used in or necessary to conduct the Business in the Relevant Locations as conducted by the Seller prior to the Closing Date.
          (b) With respect to each Transferred Contract and each Transferred Purchase Order: (i) the Transferred Contract or Transferred Purchase Order, as applicable (giving effect to the course of dealing modifications expressly set forth on Schedules 2.1(a) or 2.1(b), as applicable), is legal, valid, binding and enforceable and in full force and effect with respect to the Seller, as applicable, and is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto to the Knowledge of the Seller (giving effect to the course of dealing modifications expressly set forth on Schedules 2.1(a) or 2.1(b), as applicable), in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the Transferred Contract or Transferred Purchase Order, as applicable, (giving effect to the course of dealing modifications expressly set forth on Schedules 2.1(a) or 2.1(b), as applicable) will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither the Seller, nor any other party, to the Knowledge of the Seller, is in breach or default in any material respect, and no event has occurred (or by entering into this

Agreement will occur) that with notice or lapse of time would constitute a breach or default in any material respect by the Seller, or by any such other party, or permit termination, or modification of, or acceleration of any payment due under, such Transferred Contract or Transferred Purchase Order, and no notice of any such alleged breach or default has been served on or received by the Seller.
     Section 3.21 Intellectual Property.
          (a) Schedule 3.21(a)(i) sets forth an accurate and complete list of all registered Marks and applications for registration of Marks included in the Intellectual Property (collectively, the “Business Registered Marks”), Schedule 3.21(a)(ii) sets forth an accurate and complete list of all Patents and applications for Patent included in the Intellectual Property (collectively, the “Business Patents”) and Schedule 3.21(a)(iii) sets forth an accurate and complete list of all Copyrights Registrations and all applications for registration of Copyright Registrations included in the Business Intellectual Property (collectively, the “Business Registered Copyrights” and, together with the Business Registered Marks and the Business Patents, the “Business Registered IP”). No Business Registered IP is involved in any interference, reissue, reexamination, opposition or cancellation proceeding. All filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Business Registered IP have been paid.
          (b) Except as forth on Schedule 1.2, the Seller owns all right, title and interest in and to the Business Registered IP, free and clear of any claims, licenses or encumbrances, and, to the Knowledge of the Seller, all issued Business Registered IP is valid, subsisting and enforceable. The Seller has not received since April 1, 2006 any notice or claim asserting that any Intellectual Property is invalid or unenforceable, asserting any encumbrance or other claim with respect to the Intellectual Property or challenging the Seller’s sole ownership of any Intellectual Property. No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Seller or any Affiliate thereof or which would restrict the use thereof by the Buyers.
          (c) To the Knowledge of the Seller, none of the products or services distributed, sold or offered by the Business, nor any activity or conduct of Seller in connection with the Business, infringes upon or misappropriates any intellectual property right of any third party, and the Seller has not received within the prior three years any notice or claim (including offers to license) asserting that any such infringement or misappropriation has or may have occurred. To the Knowledge of the Seller, no third party is misappropriating or infringing any Intellectual Property.
          (d) Except as specifically set forth on Schedule 3.21(d), the Seller has not entered into any license, covenant not to sue, concurrent-use agreement, consent to use or similar agreement that grants any right to use, or consents to any use of, any Mark included in the Intellectual Property.

     Section 3.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Buyer in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.
     Section 3.23 Customers and Suppliers. Schedule 3.23 lists, by dollar volume paid for the ten months ended October 23, 2010, the material customers of the Seller and the material suppliers of the Seller (in each case solely with respect to the Business).
     Section 3.24 Solvency. Immediately after giving effect to the transactions contemplated hereby, each of the Seller and MMI Products, Inc. shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated hereby, each of the Seller and MMI Products, Inc. shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud either present or future creditors of the Seller or MMI Products, Inc.
     Section 3.25 Product Warranties. There are no continuing or outstanding warranties applicable to goods or products manufactured or sold by the Seller.
     Section 3.26 Related Party Transactions. Except as set forth in Schedule 3.26, the Aldine Lease, the leases of Tangible Personal Property that are Transferred Contracts, the Transferred Purchase Orders and the Transferred Contracts do not include any agreement with, or any other commitment to an Affiliate of the Seller.
     Section 3.27 Names. Since April 1, 2006, except as set forth in Schedule 3.27, during the term of its existence, the Seller has not been known by or conducted business under any other name.
     Section 3.28 Litigation. Except as set forth on Schedule 3.28, as of the date hereof, there is no action or proceeding by or against the Seller in connection with the Business or which could affect the Transferred Assets pending, or to the Knowledge of the Seller, threatened in writing (a) seeking damages in excess of $100,000, (b) pursuing any criminal sanctions or penalties, (c) seeking equitable or injunctive relief or (d) that would otherwise, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.
     Section 3.29 Exclusivity of Representations and Warranties. Neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition or results of operations of the Business or maintenance, repair, condition, design, performance, value, merchantability or fitness for any particular purpose of the Transferred Assets), except as expressly set forth in this Agreement and the Ancillary Agreements, and the Seller hereby disclaims any such other representations or warranties.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer hereby represents and warrants to the Seller as follows:
     Section 4.1 Organization and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of North Carolina and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Buyer is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct or operation of the Business after the Closing Date makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 4.2 Authority. The Buyer has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly and validly executed and delivered by the Buyer. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     Section 4.3 No Conflict; Required Filings and Consents.
          (a) The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
               (i) conflict with or violate the articles of incorporation or bylaws of the Buyer;

               (ii) conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or
               (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any notice to or consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any material contract or agreement to which the Buyer is a party;
except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or that arise as a result of any actions of the Seller or any of its Affiliates.
          (b) The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby, except for where failure to obtain any consent, approval, authorization or action, or to make any filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
     Section 4.4 Financing. The Buyer has sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The Buyer has provided the Seller with accurate and complete copies of materials satisfactory to the Seller evidencing the Buyer’s possession of sufficient funds for the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of the Buyer to consummate the transactions contemplated hereby that the Buyer have sufficient funds for payment of the Purchase Price.
     Section 4.5 Brokers. Except for Harris Williams, the fees of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.
     Section 4.6 Buyer’s Investigation and Reliance. The Buyer is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller or its Affiliates or Representatives, except as expressly set forth in this Agreement and the Ancillary Agreements. Neither the Seller nor any of its Affiliates or Representatives shall have any liability to the Buyer or any of its Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement except as otherwise set forth in the representations and warranties set forth in this Agreement.

Neither the Seller nor any of its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Business or the Transferred Assets. The Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). The Buyer acknowledges that, except as provided in, and subject in all respects to the terms and conditions of, this Agreement (including Article III and the Disclosure Schedules) and in any Ancillary Agreements, the Buyer shall acquire the Business and the Transferred Assets, on an “as is” and “where is” basis.
ARTICLE V
COVENANTS
     Section 5.1 Employees and Employee Benefits.
          (a) Employment of Business Employees. Effective as of the Closing Date, the Buyer shall offer employment to all Business Employees listed on Schedule 5.1(a) who are actively at work with the Seller on the Closing Date. The Seller will encourage such Business Employees to accept the offer, and will take no action to hinder such acceptance. The Buyer’s offer and the Business Employee’s acceptance shall be contingent upon the Business Employee’s satisfaction of the Buyer’s employment screening. Upon satisfaction of such employment screening, the Business Employee’s employment by the Buyer shall commence effective as of the Closing Date. A Business Employee whose employment with the Buyer becomes effective under this Section 5.1(a) shall be referred to herein as a “Transferred Employee”. The Seller shall pay all amounts due to such Transferred Employees pursuant to the terms of any Employee Plan as required thereby, excluding all earned vacation. In all events, the Buyer shall make offers of employment to a sufficient number of Business Employees to avoid the Seller having any liability under the WARN Act with respect to any Business Employees.
          (b) Severance Obligations.
          (i) The Seller maintains a severance policy, the terms of which are set forth in Schedule 5.1(b)(i). The Seller shall pay severance benefits in accordance with such severance policy to any Business Employee who either (i) is not offered employment by the Buyer because the Buyer informs the Seller that it will not hire such Business Employee, or (ii) is offered employment but does not accept the Buyer’s offer of employment. The Seller shall not pay severance benefits to any Business Employee who is offered employment by the Buyer but does not satisfy the Buyer’s employment screening. The terms the Buyer’s employment screening are set forth in the sections entitled “drugs and alcohol” and “background check” policies set forth in the Buyer’s Employee Handbook, copies of which policies are attached in Schedule 5.1(b)(ii). The amount paid by the Seller under the severance policy shall be applied towards any obligation the Seller may have under the WARN Act. Notwithstanding anything herein to the contrary, the Buyer shall in no case be responsible for severance-related costs (as defined in Section

5.1(b)(ii), below) incurred by the Seller with respect to the Seller’s president and chief financial officer.
          (ii) Within thirty (30) days after receiving an itemized invoice from the Seller, the Buyer shall reimburse the Seller for all “severance-related costs” paid by the Seller to Business Employees in accordance with Section 5.1(b)(i), up to a total of $2,000,000 (the “Severance Cap”). The Buyer shall not be obligated to reimburse the Seller for any severance-related costs incurred by the Seller other than in accordance with the terms of the severance policy as set forth in Schedule 5.1(b)(i). In addition, the Buyer shall pay severance-related costs in accordance with the Seller’s severance policy specified on Schedule 5.1(b)(i) to any Transferred Employee whose employment with the Buyer terminates within six (6) months following the Closing Date under circumstances entitling the Transferred Employee to benefits under such policy (or as otherwise provided in a letter agreement assumed by the Buyer). To the extent that the Buyer’s aggregate severance-related costs under Section 5.1(b) (including, for the avoidance of doubt, any reimbursement it pays to the Seller pursuant hereto) exceed the Severance Cap, the Seller shall reimburse the Buyer therefor within thirty (30) days after receiving an invoice from the Buyer. For purposes of this Section 5.1, “severance related costs” shall include severance pay and outplacement benefits paid by the Seller or the Buyer in accordance with the Seller’s severance policy, plus the amount of any subsidy paid by the Seller on behalf of a terminated Business Employee, or by the Buyer on behalf of a terminated Transferred Employee, pursuant to a separation agreement towards the premium for COBRA health benefits.
          (c) Employee Welfare Benefits. The Transferred Employees shall cease participating in the Employee Plans at 11:59 p.m. on the Closing Date, except that their participation under the Seller’s group health plan shall be deemed to continue) in accordance with the provisions of subsection (d). The Buyer agrees that the Transferred Employees will be eligible to commence participation in the Buyer’s employee welfare benefit plans for which they are eligible, other than the Buyer’s group health plan (the “Buyer Employee Plans”) as of 12:01 a.m. on the day immediately following the Closing Date.
          (d) Transition Health Benefits. The Transferred Employees shall continue to participate in the Seller’s group health plan under the health care continuation law known as “COBRA” from the Closing Date through December 31, 2010 (the “transition period” During the transition period, the Buyer shall pay to the Seller’s health plan the aggregate amount of the COBRA premium for coverage of the Transferred Employees and their eligible dependents and beneficiaries. The Buyer may, at its option, withhold the amount of the Transferred Employees’ regular contribution as in effect immediately before the Closing for such coverage from their compensation paid by the Buyer during the transition period. The Buyer agrees that the Transferred Employees will be eligible to commence participation in a group health plan sponsored by the Buyer no later than the day following the end of the transition period. Within three hundred and sixty-five (365) days following the end of the transition period, the Seller shall provide the Buyer with an itemized accounting of the claims incurred under the Seller’s group health plan during the transition period with respect to Transferred Employees and their eligible dependents and beneficiaries. If the total amount of such claims incurred during the transition period exceeds the total of the premiums paid by the Buyer to the Seller’s health plan during the transition period (disregarding for this purpose any amount collected from Transferred Employees’ compensation during the period), the Buyer will pay the amount of the excess to the Seller within fifteen (15) business days following the date the Seller provides the itemized report. If the total amount of the claims incurred is less than the total of the premiums paid by the Buyer, then the Seller will pay the difference to the Buyer within fifteen days of providing the itemized report. For purposes of this report, a claim will be deemed to be incurred on the date that services giving rise to a claim for reimbursement under the Seller’s group health plan are rendered, regardless of the date of onset of the disease or condition giving rise to the claim, and without regard to when the claim is paid.
          (e) 401(k) Retirement Plan. The Buyer maintains a Tax-qualified defined contribution plan with a salary reduction arrangement, the terms of which meet the requirements of Sections 401(a) and 401(k) of the Code (the “Buyer Savings Plan”). Each Transferred Employee who is eligible to contribute to the Seller’s Tax-qualified defined contribution plan (the “Seller Savings Plan”) on the Closing shall be eligible to contribute to the Buyer Savings Plan commencing with the first payroll period ending on or after January 12, 2011. As soon as practicable following the Closing Date, but no later than 120 days following the Closing Date, the Seller shall cause the Seller Savings Plan to transfer to the Buyer Savings Plan the accounts (including outstanding loans) of all Transferred Employees who are still employed by the Buyer on the date of the transfer. In addition, from the Closing Date through the date of such asset transfer, the Buyer shall, subject to employee consent, withhold from the paychecks of Transferred Employees with outstanding loans under the Seller Savings Plan the required amount of all loan repayments and promptly remit such withholdings to the trustee of the Seller Savings Plan. The Sellers agree to reimburse the Buyers for any future contributions required under the Buyer Savings Plan as a result of any administrative errors under the Seller Savings Plan prior to the Closing Date.
          (f) WARN Act. The Seller shall comply with all requirements of the WARN Act in connection with its termination of any Business Employees and any other employees, and the Buyer shall comply with all requirements of the WARN Act in connection with its termination of employment of any Transferred Employees and any other employees. Amounts paid by the Buyer (i) under Buyer’s severance policy or (ii) pursuant to Section 5.1(b)(ii), in accordance with the Seller’s severance policy specified on Schedule 5.1(b)(i) to any Transferred Employee whose employment with the Buyer terminates within six (6) months following the Closing Date under circumstances entitling the Transferred Employee to benefits under such policy (or as otherwise provided in a letter agreement assumed by the Buyer), shall apply towards any obligation the Buyer may have under the WARN Act. For the avoidance of doubt, amounts paid by the Buyer in respect of its own WARN Act liabilities shall be applied towards the Severance Cap. Notwithstanding the foregoing, if the Seller becomes subject to the WARN Act as a result of actions taken by the Buyer after the Closing, the Buyer shall be responsible for any liabilities incurred by the Seller with respect thereto. In addition, the Buyer shall be solely responsible for any liabilities arising under the WARN Act at the Aldine Facility.

          (g) COBRA. The Buyer shall be responsible for all obligations for continuation coverage under Section 601 et seq. of ERISA (“COBRA Obligations”) with respect to the Transferred Employees and their qualified beneficiaries whose qualifying event occurs after the Closing Date. The Seller shall retain all COBRA obligations for (i) all Business Employees who do not become Transferred Employees, including Business Employees who incurred a qualifying event under COBRA prior to or in connection with the Closing; and (ii) all Business Employees who are not actively at work on the Closing Date and do not become Transferred Employees for any reason.
          (h) Wage Reporting. Seller and Buyer agree to utilize the standard procedure set forth in Rev. Proc. 2004-53 with respect to wage reporting for Transferred Employees who are employed by Buyer following the Closing Date.
     Section 5.2 Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated June 28, 2010, between the Buyer and the Seller (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.2 shall terminate; provided, however, that after the Closing Date, the Confidentiality Agreement shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement.
     Section 5.3 Use of Names.
          (a) Subject to the terms of Section 5.3(b), on the Closing Date, the Seller shall cease to use the Intellectual Property transferred to the Buyer as part of the Transferred Assets, including its rights to use the names “Ivy Steel & Wire,” “Steeltex” and “Varigrid.” Promptly after the Closing Date, the Seller shall take all actions necessary to change its name, including filing with secretaries of state amendments to its organizational and governing documents.
          (b) Notwithstanding anything set forth in this Agreement, the Buyer acknowledges and agrees that, after the Closing Date, the Seller shall use the name “Steeltex” in order to sell the Steeltex Inventory until such inventory is depleted and the Buyer hereby grants the Seller a limited, non-exclusive license for such use.
     Section 5.4 Refunds and Remittances.
          (a) After the Closing: (i) if the Seller or any of its Affiliates receive any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, the Seller promptly shall remit, or shall cause to be remitted, such amount to the Buyer; and (ii) if the Buyer or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to the Seller or any of its Affiliates in accordance with the terms of this Agreement, including, without limitation any payments with respect to any accounts receivable, the Buyer promptly shall remit, or shall cause to be remitted, such amount to the Seller.
          (b) Without limiting the generality of the foregoing, for the 4-month period beginning on the Closing Date, the Buyer shall use commercially reasonable efforts consistent with Buyer’s practice with respect to its own receivables to collect the Receivables on behalf of the Seller and the proceeds thereof shall be remitted to the Seller once per month on the first business day of the month for the collections during the immediately preceding month. Any payments not specifically designated by the customer as payment for a specific invoice shall be applied to the oldest outstanding service charge and then to the oldest outstanding invoice; provided that the Buyer shall not and shall not explicitly or implicitly encourage customers to give precedence to payment of receivables of the Buyer over the Receivables. Nothing herein shall be construed to prevent the Seller from pursuing collection actions directly with account debtors.
     Section 5.5 No Solicitation. The Buyer will not, for a period of eighteen (18) months following the Closing Date, without the prior written consent of the Seller, either alone or in conjunction with any other Person, directly or indirectly, or through its present or future Affiliates, solicit (other than a solicitation by general advertisement) any person who is an employee of the Seller or any of its Affiliates, at the date hereof or at any time hereafter that precedes the Closing or such termination, to terminate his or her employment with the Seller or such Affiliate, except as expressly permitted or required by Section 5.1 of this Agreement. The Buyer agrees that any remedy at law for any breach by the Buyer of this Section 5.5 would be inadequate, and that the Seller would be entitled to injunctive relief in such a case. If it is ever held that this restriction on the Buyer is too onerous and is not necessary for the protection of the Seller, the Buyer agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Seller.
     Section 5.6 Noncompetition and Nonsolicitation. As an inducement for the Buyer to enter into this Agreement and as additional consideration for the consideration to be paid to the Buyer under this Agreement, each of the Seller and the Guarantor agrees that:
          (a) For a period of three (3) years after the Closing:
               (i) Neither the Seller nor the Guarantor will, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any Person engaged in or planning to become engaged in the Business or any other business whose products or activities compete in whole or in part with the Business anywhere in the United States of America; provided, however, that either of the Seller or the Guarantor may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the

Securities Exchange Act of 1934, as amended. Each of the Seller and the Guarantor agrees that this covenant is reasonable with respect to its duration, geographical area and scope.
               (ii) Neither the Seller nor the Guarantor will, for a period of eighteen (18) months following the Closing Date, without the prior written consent of the Buyer, either alone or in conjunction with any other Person, directly or indirectly, or through its present or future Affiliates, solicit (other than a solicitation by general advertisement) any person who is an employee of the Buyer or any of its Affiliates, at Closing Date, to terminate his or her employment with the Buyer or such Affiliate.
          (b) In the event of a breach by either of the Seller or the Guarantor of any covenant set forth in the foregoing Section 5.6(a), the term of such covenant will be extended by the period of the duration of such breach.
          (c) Each of the Seller and the Guarantor agrees that any remedy at law for any breach by either the Seller or the Guarantor of this Section 5.6 would be inadequate, and that the Buyer would be entitled to injunctive relief in such a case. If it is ever held that this restriction on the Seller or the Guarantor is too onerous and is not necessary for the protection of the Buyer, the Seller and the Guarantor agree that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Buyer.
          (d) Notwithstanding anything set forth in this Agreement, the Buyer acknowledges and agrees that the Seller, the Guarantor or any of their Affiliates may (i) at any time, produce any products that compete in whole or in part with the Business for use by the Seller, the Guarantor or any of their Affiliates as components of or as a source of supply for or in connection with their respective businesses and (ii) sell their remaining inventory of PC Strand products and the Steeltex Inventory.
     Section 5.7 Bulk Sales. Subject to the provisions of this Agreement relating to Transfer Taxes, the parties agree to waive the requirements, if any, of all applicable bulk sales laws. As an inducement to the Buyer to enter into such waiver, the Seller represents and warrants that it will not be rendered insolvent by the transactions contemplated by this Agreement.
     Section 5.8 Public Announcements. The Seller and the Buyer have agreed to issue the press release(s) substantially in the form attached hereto as Exhibit J, announcing the transactions contemplated hereby. In connection with the transactions contemplated by this Agreement, Insteel Industries, Inc. may make such announcements, disclosures and filings, and furnish such documents, as it deems necessary or appropriate in connection with its status as a publicly traded corporation.
     Section 5.9 Delivery of Audited Financial Information.
          (a) The Seller has engaged Ernst & Young LLP, an independent registered public accounting firm (as defined by the Sarbanes-Oxley Act of 2002) (the “Transferred Assets Auditor”). The Seller shall (i) cause such Transferred Assets Auditor to prepare and timely deliver to the Buyer: (A) audited financial statements and the notes relating thereto (and the Transferred Assets Auditor’s reports and unqualified opinions thereon) related to the Seller, including the operations relating to the Pilot Steel Facility, for the fiscal years ended December 27, 2008 and December 26, 2009 and the nine-month period ended September 25, 2010, that meet the requirements for audited financial statements under accounting principles generally accepted in the United States (“GAAP”) and Regulation S-X promulgated by the United States Securities and Exchange Commission (the “SEC”), in sufficient form, scope and substance so that they may be (x) timely filed as an exhibit to a Current Report on Form 8-K (or a timely filed amendment thereto) of the Buyer’s parent so that the Buyer may satisfy the SEC’s financial statement reporting requirements triggered by the transactions covered by this Agreement (the “Form 8-K”) and (y) used and relied upon in the preparation of the Annual Report on Form 10-K for the year ending October 1, 2011 of the Buyer’s parent (the “Form 10-K”), and (B) any consents needed in order to permit the Buyer’s parent to include such financial statements, opinions and reports thereon in any existing or subsequent governmental filings (including, without limitation, any registration statements of the Buyer’s parent that are on file or that the Buyer’s parent may file with the SEC) ((A) and (B) together, the “Audited Financial Statements”); and (ii) provide all associated pro forma adjustments and pro forma financial statements to the Audited Financial Statements for the fiscal periods noted in (a)(i)(A) hereof, in compliance with Regulation S-X and GAAP, necessary to exclude assets not purchased by the Buyer and other related amounts in sufficient form, scope and substance so that such pro forma adjustments and pro forma financial statements may be (x) timely filed as or included with an exhibit to the Form 8-K and (y) used and relied upon in the preparation of the Form 10-K (the “Pro Forma Adjustments”). The Seller shall provide to the Buyer written status reports prepared by the Seller with respect to the preparation of the Audited Financial Statements and Pro Forma Adjustments no less than once each week immediately following the date the Agreement is executed and shall promptly provide the Buyer with written notification if the Transferred Assets Auditor, or the Seller itself, expresses a doubt or concern that the Audited Financial Statements or the Pro Forma Adjustments will not be delivered prior to the Financial Statement Deadline. The Seller shall deliver to the Buyer the Audited Financial Statements and Pro Forma Adjustments described in the preceding sentences on or before the seventieth (70th) day after the Closing Date (the “Financial Statement Deadline”).
          (b) In addition to the foregoing, if requested by the Buyer, the Seller shall procure and deliver at its own expense, within forty-five (45) days of any such request, such other financial statements, financial information, audit work papers and related information and documentation related to the Seller, including the operations relating to the Pilot Steel Facility and the pro forma adjustments to the Audited Financial Statements necessary to exclude assets and other items not purchased by the Buyer, in compliance with Regulation S-X and GAAP, as may be reasonably requested or required by the Transferred Assets Auditor, Grant Thornton LLP (or such other independent registered public accounting firm designated by the Buyer) or the SEC in connection with the Buyer’s need to satisfy the SEC’s compliance, disclosure and reporting obligations (the “Other Financial Materials”). Such Other Financial Materials shall be sufficient in form, scope and substance for such purposes as requested or required, and shall include customary consents, opinions and reports related thereto. For purposes of clarity and the avoidance of doubt, the Seller shall be subject to the obligations set forth in this Section

5.9(b) until the Buyer’s parent files its Annual Report on Form 10-K for the year ending October 1, 2011.
          (c) The Seller shall direct the Transferred Assets Auditor to coordinate and cooperate with the Buyer’s independent registered public accounting firm as to the scope and conduct of any audit services to be rendered in connection with the preparation of any audited or unaudited financial statements required under or as a result of this Agreement and as to the thresholds or other standards to be applied in determining the fiscal periods to be provided and the materiality of any adjustment or other item. In addition, the Seller shall make available to the Buyer and the Buyer’s independent registered public accounting firm appropriate personnel on a reasonable basis to assist in the preparation of the Audited Financial Statements, Pro Forma Adjustments and Other Financial Materials contemplated by this Section 5.9 and shall cooperate with the Buyer with respect to any reasonable request (including such access, information and records as may reasonably be requested) in connection with the obligations of the Buyer to prepare and file with the SEC the financial statements and information required to satisfy its public reporting obligations, including but not limited to the Audited Financial Statements, the Pro Forma Adjustments and the Other Financial Materials. The Buyer shall reimburse the Seller for the reasonable actual out-of-pocket fees and costs of the Transferred Assets Auditor incurred in accordance with the Engagement Letter and in connection with the preparation and delivery of the Audited Financial Statements and Other Financial Materials. Such payment shall be made promptly upon receipt of invoices, billing statements and other reasonable supporting information received by the Buyer after delivery of the Audited Financial Statements described in this Section 5.9. For purposes of clarity and the avoidance of doubt, the Seller shall be subject to the obligations set forth in this Section 5.9(c) until the Buyer’s parent files its Annual Report on Form 10-K for the year ending on October 1, 2011.
          (d) The Transferred Assets Auditor has delivered to the Buyer a copy of the engagement letter pursuant to which the Transferred Assets Auditor has been engaged to provide the Audited Financial Statements (the “Engagement Letter”). The Seller hereby represents and warrants that (i) the Engagement Letter provided to the Buyer is true, correct and complete, that such letter has not been amended, modified or terminated as of the date hereof and that such Engagement Letter sets forth a true and complete description of the Transferred Assets Auditor’s engagement; and (ii) the audit committee (or similar body) of the board of directors of the parent company of Seller has discussed with the Transferred Assets Auditor the independence of the Transferred Assets Auditor.
          (e) The Buyer and the Seller acknowledge and agree that the Buyer would not have entered into this Agreement unless the Buyer had received assurances that the Audited Financial Statements and the Pro Forma Adjustments would be provided on or before the Financial Statement Deadline. The Seller represents and warrants to the Buyer that the Seller is not aware of any fact, condition or circumstance that will prevent or delay the Transferred Assets Auditor from providing the Audited Financial Statements to the Buyer, or the Seller from providing the Pro Forma Adjustments, prior to the Financial Statement Deadline. Both (i) the delivery of the Audited Financial Statements and the Pro Forma Adjustments and (ii) the timeliness of such delivery are of great value and importance to the Buyer. Accordingly, in the event that (i) the Audited Financial Statements and the Pro Forma Adjustments prepared in accordance with this Section 5.9 are not received by the Buyer on or before the Financial Statement Deadline and (ii) the Buyer does not and reasonably could not file such Audited Financial Statements or the Pro Forma Adjustments with the SEC on a timely basis due to the Seller’s failure to comply with the Financial Statement Deadline, then, the outstanding principal amount of the Seller Note shall immediately (and without further action by any party) be reduced by $5,000,000 (the “Purchase Price Reduction”). Of the consideration defined in Section 2.5, $5,000,000 is specifically allocated as consideration for receiving the Audited Financial Statements and the Pro Forma Adjustments described in this Section 5.9 on or before the Financial Statement Deadline; the failure of the Seller to deliver the Audited Financial Statements or the Pro Forma Adjustments on or before the Financial Statement Deadline will constitute a failure of this consideration, which will result in the Purchase Price Reduction, said reduction to be accomplished by the reduction of the outstanding principal amount of the Seller Note as described above.
          (f) The foregoing adjustment of the outstanding principal amount of the Seller Note in the event the Audited Financial Statements or the Pro Forma Adjustments are not delivered to the Buyer by the Financial Statement Deadline shall not relieve the Seller from its obligation to ultimately cause the production thereof after the Financial Statement Deadline and shall not limit the Buyer’s right to maintain an action for breach of this Section 5.9 seeking specific performance as further explained below. The Buyer and the Seller acknowledge and agree that the Seller’s performance of its obligations under this Section 5.9 is critical to the Buyer’s parent remaining in compliance with Laws (including without limitation the regulations and rules promulgated by the SEC) and that money damages would not be a sufficient remedy to fully compensate the Buyer and its parent for a failure by the Seller to perform its obligations under this Section 5.9 or a complete failure to produce the Audited Financial Statements, the Pro Forma Adjustments and the Other Financial Materials. Accordingly, the Seller agrees and consents to a court of competent jurisdiction entering an order finding that the Buyer and its parent are without an adequate remedy at law as a result of the failure by the Seller to perform its obligations under this Section 5.9 and to the granting of an order or decree of specific performance requiring the Seller (i) to provide the Pro Forma Adjustments and Other Financial Materials, (ii) to direct the Transferred Assets Auditor to perform any and all actions reasonably necessary to deliver, as soon as possible, the Audited Financial Statements and (iii) to use its best efforts to cooperate with the Transferred Assets Auditor and to facilitate production of the Audited Financial Statements, Pro Forma Adjustments and Other Financial Materials, as soon as possible and in each case without proof of actual damages as a remedy for any such breach. Such remedies and the Purchase Price Reduction shall be the exclusive remedies for the Buyer’s failure to receive the Audited Financial Statements, the Pro Forma Adjustments and the Other Financial Materials or any other breach by the Seller of Section 5.9, whether at law or equity or otherwise.
     Section 5.10 Further Assurances. The Seller shall execute and deliver all such further instruments of conveyance, assignment and further assurances, and shall take all such further acts, and provide such further information, as may be reasonably requested by Buyer, in order to sell, transfer, convey, assign and deliver to the Buyer all of Seller’s right, title and interest in and to the Transferred Assets or to otherwise carry out the provisions and intent of this Agreement and the Ancillary Agreements. The Seller specifically agrees that it shall cause its Affiliates that hold, control or use the Transferred Assets, or in whose name any such assets may be titled, to promptly take any and all such actions, and execute and deliver all instruments of conveyance, assignment and further assurances, to deliver to the Buyer (and vest title in the Buyer) all Transferred Assets.
ARTICLE VI
TAX MATTERS
     Section 6.1 Apportionment of Taxes. The Seller shall be responsible for and pay any Taxes of the Business acquired by the Buyer relating to periods (or portions thereof) ending at or before the Effective Time. The Buyer shall be responsible for any Taxes of the Business relating to periods (or portions thereof) beginning after the Effective Time. For the sole purpose of appropriately apportioning any Taxes relating to a period that includes (but that does not end on) the Closing Date, the portion of such Tax (or refund of such Tax) that is attributable to the portion of such period that ends at the Effective Time shall be (a) in the case of a Tax that is not transaction-based (e.g., real and personal property Taxes), the total amount of such Tax for the full Tax period that includes the Closing Date multiplied by a fraction, the numerator of which is the number of days from the beginning of such Tax period to and including the Closing Date and the denominator of which is the total number of days in such full Tax period and (b) in the case of a Tax that is transaction-based (e.g., income Taxes, employment Taxes and sales Taxes), the Tax that would be due with respect to such partial period, if such partial period were a full Tax period, apportioning income, gain, expenses, loss, deductions and credits equitably based on an interim closing of the books.
     Section 6.2 Transfer Taxes. Each party shall be responsible for one half of all stamp, transfer, documentary, sales and use and value added Taxes (and similar Taxes ordinarily arising upon asset transfers), if any, that are actually incurred as a result of the purchase and the sale of the Transferred Assets (collectively, “Transfer Taxes”). The Buyer and the Seller agree to cooperate in the preparation and filing of any tax returns with respect to Transfer Taxes. Notwithstanding the foregoing, if and to the extent that such Transfer Taxes are incurred as a result of a breach of (a) a Seller representation or warranty with Knowledge of the inaccuracy or incompleteness thereof, or (b) a Seller covenant, in each case under this Agreement or the Ancillary Agreements, then in any such case the Seller shall pay all such Transfer Taxes. Furthermore, the Seller shall bear no indemnification for Losses resulting from breaches of the representations in the final two sentences of Section 3.4 or the final sentence of Section 3.6, other than for Transfer Taxes and directly related Losses such as penalties, interest, and associated professional fees (which shall be treated as Excluded Liabilities under Article VIII).
Section 6.3 Tax Returns. Except as set forth below, the Buyer shall not file or amend any Tax Return with respect to any tax period or portion thereof ending on or before the Closing Date in respect of the Seller’s Business without the prior written consent of the Seller, such Seller consent not to be unreasonably withheld, conditioned, or delayed. For purposes of the preceding sentence, Tax Return means any federal, state, local or foreign return, declaration, report, statement, information statement, declaration of estimated Tax, election and any other document, supporting schedule, records and data required to be filed with respect to Taxes. Notwithstanding anything to the contrary in this Agreement, the Buyer may file or amend a Tax Return with respect to a tax period or portion thereof ending on or before the Closing Date in respect of the Seller’s Business without the prior written consent of the Seller, and the Seller shall nevertheless have an indemnification obligation with respect to any Losses (as Excluded Liabilities) therefrom, if (a) such filing or amendment is made after a Governmental Authority, on its own initiative, contacts the Buyer regarding such pre-Closing period taxes, (b) the Buyer investigates such pre-Closing period taxes and determines that there is sufficient question with respect thereto in order to merit a request for an opinion of a state tax professional regarding same and (c) such professional renders a written opinion that (i) such filing or amendment is legally required and (ii) a post-Closing filing requirement would also apply to Buyer with respect to such taxes in such jurisdiction. The Buyer shall submit a written proposal to the Seller of a tax professional to render such an opinion to the Buyer. If the Seller does not object to such proposal in writing within ten (10) days of such proposal, then the Seller shall be deemed to have accepted such selection, and the professional fees for such opinion shall be borne wholly by the Buyer, except as set forth in the last sentence of this Section 6.3. If the Seller communicates to the Buyer its written disagreement with such selection prior to the close of business on such tenth day, then the parties shall mutually and reasonably agree upon an alternative professional, such agreement to be reached by no later than the fifteenth (15th) day following the Buyer’s original proposal. The costs of the opinion rendered by the agreed-upon professional shall be borne evenly by the parties, except as set forth in the next sentence. If the professional rendering the opinion determines that the filing or amendment is required, the professional fees for the opinion shall be Losses fully indemnifiable by the Seller as Excluded Liabilities under Article VIII.
ARTICLE VII
CLOSING DELIVERABLES
     Section 7.1 Deliverables by the Seller. At the Closing, the Seller shall deliver to the Buyer:
          (a) signed counterparts of this Agreement and each of the Ancillary Agreements, each duly executed and acknowledged by the Seller and any applicable Affiliates of the Seller;
          (b) documents of title for the Transferred Assets, if any;
          (c) those Exemption Certificates which by their terms call for the Seller’s signature, each duly executed and acknowledged by the Seller and any applicable Affiliates of the Seller;
          (d) a certification of non-foreign status executed by the Seller and satisfying the requirements of Section 1.1445-2(b)(2)(i) of the United States Treasury Regulations;

          (e) the Engagement Letter, duly executed by the Seller and the Transferred Assets Auditor;
          (f) a certificate dated the Closing Date executed by the Secretary of the Seller certifying as to the director, stockholder and other resolutions authorizing this Agreement and the Ancillary Agreements to which the Seller is a party, in form reasonably satisfactory to the Buyer; and
          (g) a certificate dated the Closing Date executed by the Secretary of the Guarantor certifying as to the director, stockholder and other resolutions authorizing this Agreement and the Ancillary Agreements to which the Guarantor is a party, in form reasonably satisfactory to the Buyer.
     Section 7.2 Deliverables by the Buyer. At the Closing, the Buyer shall deliver to the Seller:
          (a) the Closing Date Payment;
          (b) a signed counterpart of this Agreement and each of the Ancillary Agreements, each duly executed and acknowledged by the Buyer;
          (c) a duly executed Seller Note, signed by the Buyer;
          (d) those Exemption Certificates which by their terms call for the Buyer’s signature, each duly executed and acknowledged by the Buyer; and
          (e) a certificate dated the Closing Date executed by the Secretary of the Buyer certifying as to the director, stockholder and other resolutions authorizing this Agreement and the Ancillary Agreements to which the Buyer is a party, in form reasonably satisfactory to the Seller.
ARTICLE VIII
INDEMNIFICATION
     Section 8.1 Indemnification by the Seller. The Seller shall save, defend, indemnify and hold harmless the Buyer and its Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages (excluding any of the foregoing that constitute punitive damages or liabilities, except to the extent included in a Third Party Claim), liabilities, claims, awards, judgments, penalties, interest, fines, costs and expenses (including, without limitation, costs of investigating, preparing or defending applicable claims or proceedings and reasonable legal fees, consulting fees and disbursements), as and when incurred by such parties and whether or not related to a Third Party Claim (hereinafter collectively and generically, “Losses”) to the extent resulting from:
          (a) any breach or inaccuracy of any representation or warranty made by the Seller contained in this Agreement;

          (b) noncompliance with any bulk sales laws or fraudulent transfer law (including, without limitation, 11 U.S.C. Section 548 and comparable state laws);
          (c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with the Seller in connection with the transactions contemplated by this Agreement;
          (d) any breach of any covenant or agreement by the Seller or its Affiliates contained in this Agreement; and
          (e) any Excluded Liability.
     Section 8.2 Indemnification by the Buyer. The Buyer shall save, defend, indemnify and hold harmless the Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred by such parties to the extent resulting from:
          (a) any breach or inaccuracy of any representation or warranty made by the Buyer contained in this Agreement;
          (b) any breach of any covenant or agreement by the Buyer contained in this Agreement; and
          (c) any Assumed Liability.
     Section 8.3 Procedures.
          (a) In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) as soon as practicable after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice (and any delay with respect thereto), however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure.
          (b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall (y) cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party; and (z) not compromise or settle any such Third Party Claim without the prior written consent of the Indemnifying Party not to be unreasonably withheld or delayed. The Indemnifying Party shall not compromise or settle any such Third Party Claim, and shall not enter into any settlement negotiations in connection therewith, without the prior written consent of the Indemnified Party not to be unreasonably withheld or delayed. The Indemnified Party may, at its own cost, participate in the investigation, trial and defense of any such proceeding defended by the Indemnifying Party and any appeal arising therefrom and employ its own counsel in connection therewith. The parties shall cooperate with each other in connection with any defense and in any notifications to insurers. If the Indemnifying Party fails to promptly and diligently assume the defense of such proceeding after receipt of notice hereunder, the Indemnified Party against which such Third Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such proceeding with counsel of its own choosing and the Indemnifying Party shall have the right to participate therein at its own cost. The Indemnified Party shall provide prompt notice to the Indemnifying Party in the event of any compromise or settlement entered into pursuant to the immediately preceding sentence. Losses shall be paid within five (5) Business Days of the final determination of the merits and amount of a Third Party Claim.
          (c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim as soon as practicable following notice thereof to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice (and any delay with respect thereto), however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

     Section 8.4 Limits on Indemnification.
          (a) No claim may be asserted against either party for breach of any representation, warranty or covenant contained herein unless written notice of such claim is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 8.6, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.
          (b) Notwithstanding anything to the contrary contained in this Agreement but subject to Section 8.4(f) and Section 8.8:
               (i) the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by the Buyer Indemnified Parties pursuant to Section 8.1(a) shall be $6,600,000;
               (ii) the maximum aggregate amount of indemnifiable Losses that may be recovered from the Buyer by the Seller Indemnified Parties pursuant to Section 8.2(a) shall be $6,600,000;
               (iii) an Indemnifying Party shall not be liable to any Indemnified Party for any claim for indemnification pursuant to Section 8.1(a) or Section 8.2(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered from such Indemnifying Party equals or exceeds $675,000 (the “Basket Amount”), in which case the Indemnifying Party shall be liable only for the Losses in excess of the Basket Amount; provided, however, that no Losses may be claimed by any Indemnified Party or shall be reimbursable by any Indemnifying Party or shall be included in calculating the aggregate Losses for purposes of this clause (iii) other than Losses in excess of $20,000 (the “Minimum Loss Amount”) resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; provided, further, that the limitations set forth in Section 8.4(b)(i)-(iii) shall not apply to Losses arising out of any breach or inaccuracy of any representation or warranty contained in Sections 3.1, 3.2, 3.3, 3.4 (last three (3) sentences), 3.6, 3.13, 3.15, 3.17, 3.22, 4.1, 4.2, and 4.3 (collectively, the “Core Reps”).
               (iv) Losses shall be net of (A) any insurance proceeds or other amounts actually received by the Indemnified Party or its Affiliates from third parties (other than captive insurance and risk-sharing pool arrangements) in connection with the facts giving rise to the right of indemnification and without any right of subrogation and (B) any Tax benefit actually realized by such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses in the year in which such Loss was incurred or in any preceding year;
          (c) the rights to indemnification in this Agreement are cumulative and not alternative, and the recovery by a Person under any section hereof shall not limit or otherwise adversely affect the right of such Person to indemnification under any other section of this Agreement; provided, however, that under no circumstances shall the Buyer be entitled under this Agreement to more than one recovery for any Loss amount. For the avoidance of doubt, to the extent that a given Loss might be attributable to a claim under one or more of these enumerated subsections on the one hand, and to a claim under Section 8.1(a) or 8.2(a) or 8.8 on the other hand, such Losses and related indemnity with respect to Section 8.8 shall not be limited in any manner by Section 8.4(b) based on the fact that they also arise under Sections 8.1(a) and 8.2(a);
          (d) other than with respect to the reduction in Purchase Price set forth in Section 5.9, the Buyer shall have no right to setoff any obligations of the Seller or any of its Affiliates or Representatives to any Buyer Indemnified Party, whether arising under this Article VIII or otherwise, against the obligations of the Buyer or any of its Affiliates, or of any other surety or guarantor thereof or under the Seller Note; the Buyer shall pay all amounts payable by it under the Seller Note without setoff or deduction for any such obligations of the Seller or any of its Affiliates or Representatives;
          (e) no claim for Remedial Action shall be indemnifiable to the extent that the Remedial Action exceeds that reasonably required by Law; and
          (f) nothing contained in this Agreement shall limit the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by the Buyer Indemnified Parties pursuant to Section 8.1(b)-(e) or from the Buyer by the Seller Indemnified Parties pursuant to Section 8.2(c).
     Section 8.5 Tax Effect of Indemnification Payments. All indemnity payments made by the Seller to Buyer Indemnified Persons, or by Buyer Indemnified Persons to the Seller, pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.
     Section 8.6 Survival of Covenants, Representations and Warranties. Each of the covenants, indemnities, representations and warranties of the Seller and the Buyer in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date and shall continue in force thereafter until the expiration of twenty-four (24) months following the Closing Date; provided, however, that (a)(i) the representations, warranties, covenants, agreements and Closing certifications made by the Seller and the Buyer in relation to the Core Reps (and Transfer Taxes), and (ii) claims related to Excluded Liabilities, shall each survive the Closing until the date which six (6) months after the date on which the respective applicable statute of limitations has expired; and (b) covenants which by their terms are to in effect beyond such 24-month period shall survive for such longer period in accordance with their terms; provided, further that, the representations, warranties, covenants and agreements made by the Seller with respect to fraudulent misrepresentation shall survive until the date on which the statute of limitations with respect thereto has expired; and provided, further that the covenants set forth in Section 8.8 shall survive indefinitely; and provided, finally, the representations, warranties and covenants made in the General Warranty Deeds shall not be limited by the terms of this Article VIII.

     Section 8.7 Exclusivity. After the Closing, this Article VIII will provide the exclusive remedy against the Seller, its Affiliates and Representatives for any breach of any representation, warranty, or covenant (other than the offset and other remedies provided in Section 5.9) in this Agreement (excluding any and all Ancillary Agreements).
     Section 8.8 Indemnification — Environmental and Domestic Manufacturing Matters. In addition to the other indemnification provisions in this Article VIII, the Seller will indemnify, defend and hold harmless the Buyer and the other Buyer Indemnified Parties, and will reimburse the Buyer and the other Buyer Indemnified Parties, for any Losses (which term, for purposes of amounts in respect of Section 8.8(e) also includes losses or damages that constitute indirect, special, incidental, consequential or punitive damages or liabilities, including business interruption, loss of future revenue, profits or income, loss of business reputation or opportunity), arising from or in connection with:
          (a) any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Transferred Assets or the Business; or (ii) any Hazardous Materials or other contaminants that were present on the Transferred Assets at any time on or prior to the Closing Date;
          (b) any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Transferred Assets in any way arising from or allegedly arising from any activity conducted by any Person with respect to the Business of the Seller or the Transferred Assets prior to the Closing Date or from any Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Transferred Assets (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any Transferred Assets and was present or suspected to be present on any Transferred Assets, on or prior to the Closing Date); or (ii) Released or allegedly Released by any Person on or at any Transferred Assets at any time on or prior to the Closing Date; or
          (c) the termination of the Houston Aldine Property Sublease or the Aldine Lease or the eviction or lockout of Buyer, as subtenant under the Houston Aldine Property Sublease, except for any termination, eviction or lockout arising solely from Buyer’s default or breach of the Houston Aldine Property Sublease;
          (d) any statutory landlord lien rights which may be asserted by the landlord under the Aldine Lease, except for any statutory landlord lien rights arising solely from Buyer’s failure to pay the rent due and payable, as and when due, under the Houston Aldine Property Sublease; or
          (e) any Domestic Content Liabilities arising out of or relating to the Transferred Assets or the Business; provided, that the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller for any and all Domestic

Content Liabilities shall be $15,000,000.
          As provided in the Protocol Agreement, the Seller will be entitled to control any Remedial Action and any Proceeding relating to environmental claims. Except as provided in the following sentence, the Buyer shall control any other Proceeding with respect to which indemnity may be sought under this Section 8.8. The procedure described in Section 8.3 will apply to any claim solely for monetary damages relating to a matter covered by this Section 8.8.
     Section 8.9 Miscellaneous. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE VIII SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION. EXCEPT WITH RESPECT TO THE CONTENT OF A REPRESENTATION OR WARRANTY (AND THE RELATED DISCLOSURE SCHEDULES) IN DETERMINING A BREACH THEREOF AND CLAIM UNDER SECTION 8.1(a), THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE VIII SHALL NOT BE AFFECTED BY ANY INVESTIGATION OR ASSESSMENT CONDUCTED WITH RESPECT TO, OR ANY KNOWLEDGE ACQUIRED (OR CAPABLE OF BEING ACQUIRED) AT ANY TIME, WHETHER BEFORE OR AFTER THE EXECUTION AND DELIVERY OF THIS AGREEMENT, WITH RESPECT TO THE ACCURACY OR INACCURACY OF OR COMPLIANCE WITH ANY REPRESENTATION, WARRANTY, COVENANT OR OBLIGATION IN THIS AGREEMENT OR ANY EVENT, CIRCUMSTANCE, OCCURRENCE OR MATTER SUBJECT TO THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE VIII. THE WAIVER OF ANY CONDITION BASED UPON THE ACCURACY OF ANY REPRESENTATION OR WARRANTY, OR ON THE PERFORMANCE OF OR COMPLIANCE WITH ANY COVENANT OR OBLIGATION, WILL NOT AFFECT THE RIGHT TO INDEMNIFICATION, REIMBURSEMENT OR OTHER REMEDY BASED UPON SUCH REPRESENTATIONS, WARRANTIES, COVENANTS AND OBLIGATIONS.

ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.
     Section 9.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.
     Section 9.3 Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
     Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise; (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)	if to the Seller, to:
Oldcastle, Inc.
375 Northridge Road
Suite 350
Atlanta, GA30350
Attention: Michael O’Driscoll, Chief Financial Officer
Facsimile: 770-677-2370

with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Steven Shoemate
Facsimile: 212-351-5316
(ii)	if to the Buyer, to:
Insteel Wire Products Company
1373 Boggs Drive
Attention: James Petelle
Facsimile: (336) 786-2144
with a copy (which shall not constitute notice) to:
Womble Carlyle Sandridge & Rice, PLLC
One West Fourth Street
Winston-Salem, NC 27101
Attention: Christopher E. Leon
Facsimile: 336-726-6932
     Section 9.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement, any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated into and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.
     Section 9.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
     Section 9.7 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
     Section 9.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Georgia, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Georgia; provided that notwithstanding anything to the contrary herein, the parties agree that the provisions of Section 5.6 shall be construed under, governed by and enforced in accordance with the laws of the State of North Carolina.
     Section 9.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any Georgia state or federal court sitting in Fulton County in Atlanta, Georgia (or, if such court lacks subject matter jurisdiction, in any appropriate Georgia state or federal court sitting in Georgia), which the parties agree shall be the exclusive venue for such suits. Each of the parties further irrevocably agrees that any legal action or proceeding arising out of or relating to the provisions contained in Section 5.6 (or the enforceability or enforcement thereof) brought by the other party or its successors or assigns shall be brought and determined only in any North Carolina state or federal court sitting in Surry County, North Carolina (or, if such court lacks subject matter jurisdiction, in any appropriate North Carolina state or federal court sitting in North Carolina), which the parties agree shall be the exclusive venue for resolution of disputes arising from or relating to Section 5.6 hereof. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of and waives any objections to personal jurisdiction in the state and federal courts of Georgia and North Carolina for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Georgia (or, with respect to Section 5.6, North Carolina), other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Georgia or North Carolina as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Georgia and North Carolina as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     Section 9.10 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. The Seller shall use good faith efforts to include cross references to all relevant Disclosure Schedules on each Disclosure Schedule.
     Section 9.11 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller or the Buyer or any officer, director, employee, Representative or investor of either party hereto.
     Section 9.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, that the Seller may assign any of its rights under this Agreement, including the right to receive the Purchase Price, to one or more Affiliates of the Seller without the consent of the Buyer; provided, further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 9.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Georgia State or federal court sitting in Atlanta, Georgia (or, if such court lacks subject matter jurisdiction, in any appropriate Georgia State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

     Section 9.14 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.
     Section 9.15 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     Section 9.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Acknowledged:

Ivy Steel & Wire, Inc.	Insteel Wire Products Company

/s/ H.O. Woltz III
     Section 9.17 Arbitration. Except for matters relating to specific performance, injunctive relief or other equitable remedies, the parties hereto agree to submit to arbitration of any and all matters in dispute or in controversy among them concerning the terms and provisions of this Agreement. All such disputes and controversies shall be determined and adjudged by a panel of three arbitrators, and the hearing shall be held in Atlanta, Georgia. The selection of the arbitrators and the procedure shall be in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of arbitration shall be borne equally by the parties to the arbitration, provided that each party pay for and bear the costs of its own experts, evidence and counsel’s fees, and provided further that in the discretion of the arbitrators, any award may include the costs of a party’s counsel if the arbitrators expressly determine that a party against whom such award is entered has caused the dispute, controversy or claim to be submitted to arbitration in bad faith.
     Section 9.18 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     Section 9.19 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
     Section 9.20 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
     Section 9.21 No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
     Section 9.22 Guarantee by Guarantor. In order to induce the Buyer to enter into this Agreement and in recognition of the benefits flowing to the Guarantor from the consummation of the transactions contemplated hereby, the Guarantor shall enter into the Guaranty Agreement.
[Signature page follows]

     IN WITNESS WHEREOF, the Seller, the Guarantor and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER: IVY STEEL & WIRE, INC.
By:	/s/ Elizabeth A. Potts
	Name:	Elizabeth A. Potts
	Title:	President

BUYER: INSTEEL WIRE PRODUCTS COMPANY
By:	/s/ H.O. Woltz III
	Name:	H.O. Woltz III
	Title:	President

GUARANTOR: OLDCASTLE BUILDING PRODUCTS, INC.
By:	/s/ William J. Sandbrook
	Name:	William J. Sandbrook
	Title:	President

SIGNATURE PAGE TO THE ASSET PURCHASE AGREEMENT BETWEEN
IVY STEEL & WIRE, INC. AND INSTEEL WIRE PRODUCTS COMPANY

List of Omitted Schedules and Exhibits
to that certain
Asset Purchase Agreement dated as of November 19, 2010
between
Ivy Steel & Wire, Inc.,
Oldcastle Building Products, Inc.,
and
Insteel Wire Products Company

Pursuant to Item 601(b)(2) of Regulation S-K, Insteel Industries, Inc. hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit identified below to the Securities and Exchange Commission upon request.
OMITTED SCHEDULES
Schedule 1.1 — The Seller Persons with Knowledge
Schedule 1.2(a) — Permitted Encumbrances (Personal Property)
Schedule 1.2(b) — Permitted Encumbrances (Real Property)
Schedule 2.1(a) — Transferred Contracts
Schedule 2.1(b) — Transferred Purchase Orders
Schedule 2.1(d) Tangible Personal Property
Schedule 2.1(e) — Tampa Assets
Schedule 2.1(f) — Transferred Inventory
Schedule 2.1(k) — Intellectual Property
Schedule 2.2(k) — Excluded Contracts
Schedule 2.2(l) — Excluded Purchase Orders
Schedule 2.2(m) — Excluded Inventory
Schedule 2.2(s) — Excluded Assets
Schedule 2.3(a) — Assumed Trade Accounts
Schedule 2.3(d) — Accrued Vacation/Paid Time Off of Transferred Employees
Schedule 2.4(o) — Sundry Payables
Schedule 2.7 — Unit Valuation Schedule
Schedule 3.3 — List of Consents required
Schedule 3.5 — Books and Records
Schedule 3.6 — Title to and Sufficiency of Assets
Schedule 3.7 — Financial Statements
Schedule 3.8 — Absence of Certain Changes or Events
Schedule 3.9 — Compliance with Law; Permits and Licenses
Schedule 3.10 — Business Permits
Schedule 3.11(a) — Owned Real Property
Schedule 3.11(b) — Leased Real Property
Schedule 3.11(e) — Improvements
Schedule 3.15 — Employee Plans

Schedule 3.19 — Insurance
Schedule 3.21(a) — Intellectual Property
Schedule 3.21(d) — Intellectual Property
Schedule 3.23 — Material Customers and Suppliers
Schedule 3.26 — Related Party Transactions
Schedule 3.27 — Other Names by which the Business was conducted
Schedule 3.28 — Litigation
Schedule 5.1 — Business Employees
Schedule 5.1(a) — Transferred Employees
Schedule 5.1(b)(i) — Severance Policies
OMITTED EXHIBITS
Exhibit A — Form of Assignment and Assumption Agreement
Exhibit B — Form of Bill of Sale
Exhibit C — Form of Guaranty Agreement
Exhibit D — Form of General Warranty Deed for each State
Exhibit E — Form of Owner Title Affidavit
Exhibit F — Form of Transition Services Agreement
Exhibit G — Form of Seller Note
Exhibit H — Form of Houston Aldine Property Sublease
Exhibit I — Form of Exemption Certificates
Exhibit J — Form of Press Release
Exhibit K — Form of Protocol Agreement